UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GRUBHUB INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2018

Dear Grubhub Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Grubhub Inc. (the “Company”), a Delaware corporation, will be held on Thursday, May 24, 2018 at 8:00 a.m. CDT, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, for the following purposes, as proposed by our Board of Directors:

1.

To elect Katrina Lake, Matthew Maloney and Brian McAndrews as Class I directors to serve until the 2021 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	To approve, by advisory vote, the compensation of our named executive officers; and
4.	To transact such other business as may properly be raised at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and to submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, on the enclosed proxy card.

By Order of the Board of Directors,

Margo Drucker
SVP, General Counsel and Secretary

Chicago, Illinois
April 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 24, 2018:

The Proxy Statement and the 2017 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available at http://www.proxyvote.com. We expect the proxy materials to be mailed and/or made available to each stockholder entitled to vote on or before April 13, 2018.

i

GRUBHUB INC.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2018

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving these materials?

These proxy materials are being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of Grubhub Inc. (“Grubhub,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 24, 2018 at 8:00 a.m. CDT, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent out a Notice of Internet Availability of Proxy Materials on or before April 13, 2018 and provided access to the proxy materials over the Internet on or before that date, to the holders of record and beneficial owners of our common stock at the close of business on April 2, 2018 (the “Record Date”).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders (other those who previously requested paper copies) on or before April 13, 2018. The Notice of Internet Availability of Proxy Materials contains instructions on how to (i) access and view the proxy materials over the Internet, (ii) vote and (iii) request a paper or electronic copy of the proxy materials. In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce both costs and the environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote, either in person or by proxy, on the following items:

•

the election of three Class I directors to serve until the 2021 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation, death or removal;

•	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	the approval, by advisory vote, of the compensation of our named executive officers, which is commonly referred to as the “say-on-pay” vote.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by proxies will be voted, and our Board recommends that you vote, as follows:

•	“FOR” the election of each of the Class I director nominees;
•	“FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
•	“FOR” approval of the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 2, 2018. You are entitled to vote at the Annual Meeting only if you were a Grubhub stockholder at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. On each matter to be voted on at the Annual Meeting, you are entitled to one vote for each share of common stock held as of the Record Date. Stockholders have no right to cumulative voting as to any matter, including the election of directors. At the close of business on the Record Date, there were 87,322,592 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Grubhub stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. In order to attend the Annual Meeting, you must present a valid, government-issued photo identification, such as a driver’s license or passport. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must provide the foregoing identification as well as a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

If you requested to receive printed proxy materials, please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card. If you are voting by telephone or Internet, please indicate whether you plan to attend if prompted.

If you are unable to attend in person, you can listen to a live webcast of the Annual Meeting. For additional information, see “I am unable to attend the Annual Meeting in person. Can I listen to the meeting via webcast?” below.

I am unable to attend the Annual Meeting in person. Can I listen to the meeting via webcast?

As an alternative to attending the Annual Meeting in person, you may listen to a live webcast of the Annual Meeting. To do so, go to http://investors.grubhub.com on May 24, 2018 just prior to 8:00 a.m. CDT, select the “Events” icon and select the appropriate link. The Annual Meeting webcast will be available on our website for a limited time after the meeting. Please note that if you participate in the Annual Meeting by live webcast, the shares of stock you own will not be voted or deemed present at the meeting unless you submitted a proxy by mail, Internet or telephone prior to the Annual Meeting.

How many shares must be present or represented to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. A stockholder’s instruction to “withhold” authority, abstentions and broker non-votes will be counted as present for purposes of determining quorum. See “What is a ‘broker non-vote’?” and “What is an abstention and how will votes withheld and abstentions be treated?” below for an explanation of broker non-votes, abstentions and votes withheld.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered, with respect to those shares, a “stockholder of record.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, you are considered the beneficial owner of shares held in “street name.”

How do I vote if I am a stockholder of record?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•	By Internet: You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card;
•	By Telephone: You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card; or
•	By Mail: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

The Internet and telephone voting facilities for eligible stockholders of record will close at 10:59 p.m. CDT on Wednesday, May 23, 2018. The giving of a telephonic or Internet proxy will not affect your right to vote in person at the Annual Meeting should you choose to attend. If you choose to attend the Annual Meeting, you will have the ability to change your vote.

How do I vote if my shares are held in “street name”?

If your shares are held in street name through a broker, bank, trustee or nominee, you will receive instructions on how to vote from your broker, bank, trustee or nominee. You must follow those instructions in order for your shares to be voted. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the Annual Meeting by:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•	providing written notice of revocation to our Secretary at Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602, prior to or at the Annual Meeting; or
•	attending the Annual Meeting and voting in person.

Your most recent proxy submitted by proxy card, Internet or telephone is the one that is counted. Your attendance at the Annual Meeting by itself will not automatically revoke your proxy.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

How many votes are needed to approve each proposal?

The following table summarizes the votes needed to approve each proposal, the effect of withhold votes/abstentions and whether broker discretionary voting is permitted.

Proposal	Vote Required	Withheld Votes/Abstentions Counted as a “No” Vote?	Discretionary Vote Allowed?
Election of directors	Plurality	No	No
Ratification of the appointment of independent registered public accounting firm	Majority	No	Yes
Advisory vote on named executive officer compensation	Majority	No	No

Under our amended and restated bylaws, directors are elected by a plurality of the votes cast for each such director by holders of our shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. A “plurality” means that the three director nominees receiving the highest number of “FOR” votes from holders of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected. Votes “withheld” and broker non-votes will have no effect on the outcome of the election of directors.

Also under our amended and restated bylaws, any matter other than the election of directors is decided by the vote of a “majority” of votes cast by holders of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any matter or proposal for which the vote required is a “majority” will be approved if the votes cast “FOR” such proposal exceed the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes will not affect the outcome of such votes, because abstentions and broker non-votes are not considered to be votes cast under our amended and restated bylaws.

What is a “broker non-vote”?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange (“NYSE”) rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has “discretionary voting” authority under NYSE rules to vote your shares on “routine” matters, such as the ratification of Crowe Horwath LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors or the advisory vote on the compensation of our named executive officers. If you don’t vote on non-routine matters, a broker non-vote will occur and your shares will not be voted on these matters.

What is an abstention and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our independent registered public accounting firm and the advisory vote on the compensation of our named executive officers, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions, though counted for the purposes of determining a quorum, will not be counted as votes cast and therefore will have no effect on the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Services, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients. Brandt Kucharski, our Controller, will serve as Inspector of Elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated both on page 1 of this Proxy Statement, as well as with the description of each proposal in this Proxy Statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named in the proxy card will vote your shares in accordance with their best judgment.

Who pays for the expenses of solicitation?

Our Board is soliciting your proxy on behalf of the Company. The Company pays for the costs of the distribution of the proxy materials and solicitation of proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, that means your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with our certificate of incorporation, the Board is divided into three classes with staggered, three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The Board presently has nine members. There are three Class I directors whose term of office expires at the 2018 Annual Meeting, Katrina Lake, Matthew Maloney and Brian McAndrews, all of whom the Nominating and Corporate Governance Committee recommended, and our Board nominated, for election at the Annual Meeting. If elected at the Annual Meeting, each of Messrs. Maloney and McAndrews and Ms. Lake will serve until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal.

The Board is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the Proxy Statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

A brief biography of each director nominee and each director whose term will continue after the Annual Meeting is set forth below under “Information Regarding Director Nominees and Current Directors.” The biographies below include information regarding specific experience, qualifications, attributes or skills of each director nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of votes cast by holders of shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Votes withheld or “broker non-votes” will have no effect on the outcome of the vote on this proposal.

The Board of Directors unanimously recommends a vote “FOR” the election of each of Katrina Lake, Matthew Maloney and Brian McAndrews as Class I directors.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders (Class I Directors)

Katrina Lake.  Katrina Lake, 35, has served on our Board since December 2015. She is the founder and CEO of Stitch Fix (SFIX), a personal styling-based e-commerce company, which was founded in February of 2011 while she was a student at Harvard Business School. From June 2010 until September 2010, Ms. Lake managed the blogger platform at Polyvore, the social commerce company. From September 2007 until August 2009, Ms. Lake was an associate at Leader Ventures, a provider of venture loans to venture equity-backed companies. From September 2005 until September 2007, Ms. Lake worked at The Parthenon Group, a strategy consulting firm, where she consulted with a variety of e-commerce and traditional retailers. Ms. Lake holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.

We believe Ms. Lake is qualified to serve on our Board because of her strategic insights as a start-up founder and CEO, her background in data analytics and her extensive experience in e-commerce.

Matthew Maloney.  Mr. Maloney, 42, has served as our Chief Executive Officer and a member of our Board since August 8, 2013 (the “Merger Date”), the date of the business combination (the “Merger”) of Grubhub Holdings Inc. (“Grubhub Holdings”), Seamless Holdings Corporation (“Seamless Holdings”) and Seamless North America, LLC (together with Seamless Holdings, “Seamless”), and as our President from August 2015 to January 2018. Prior to the Merger, Mr. Maloney served as Chief Executive Officer and a member of the board of directors of Grubhub Holdings, a company he co-founded in 2004. Mr. Maloney led Grubhub Holdings through five rounds of investment funding, the acquisition of DotMenu, the Merger and our initial public offering in April 2014 (the “IPO”). Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship. He is a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community, and serves on the Board of Trustees of the Museum of Science and Industry in Chicago. He served on the board of directors of Merge Healthcare Incorporated, a provider of enterprise imaging software solutions, from August 2012 until Merge Healthcare was acquired by IBM in October 2015. Mr. Maloney holds a B.A. from Michigan State University and an M.B.A. and MSCS from the University of Chicago.

We believe that Mr. Maloney is qualified to serve as a member of our Board because of his perspective and experience as a co-founder of Grubhub Holdings, his technology development experience and his strategic insight into the Company, gained from his role as Chief Executive Officer.

Brian McAndrews.  Brian McAndrews, 59, has served on our Board since the Merger Date. From October 2011 until the Merger Date, Mr. McAndrews served on the board of directors of Seamless. Mr. McAndrews has served as a Senior Advisor to Spectrum Equity, a private equity firm, since September 2016. Mr. McAndrews served as Chief Executive Officer, President and Chairman of Pandora Media, Inc. (“Pandora”), an Internet radio provider, from September 2013 to March 2016. Mr. McAndrews served as a venture partner of Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013, and as a Managing Director of Madrona from 2009 to 2011. From August 2007 to December 2008, Mr. McAndrews served as Senior Vice President, Advertiser and Publisher Solutions of the Microsoft Corporation. From 1999 to 2007, Mr. McAndrews served as CEO of aQuantive, a digital marketing services and technology company acquired by Microsoft in 2007. Mr. McAndrews is a member of the board of directors, the nominating and corporate governance committee and the technology innovation committee (as Chair) of the New York Times Company, a multimedia news and information company, and a member of the board of directors, audit committee and compensation committee of Teladoc, Inc., a leading telehealth provider. He also serves on the boards of directors of PicMonkey (a portfolio company of Spectrum Equity), The Wine Group and Amplero. Mr. McAndrews is the Vice Chair of the board of directors of United Way of King County. Within the past five years, he served on the boards of directors of Placed Inc., Fisher Communications, Inc., Clearwire Corporation, AdReady, Jobaline and AppNexus Inc. Mr. McAndrews holds an A.B. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

We believe that Mr. McAndrews is qualified to serve as a member of our Board because of his deep digital experience gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising, mobile and the integration of emerging technologies, which is highly valued by the Company and our Board as the Company continues to expand its business.

Class II Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

David Fisher.  David Fisher, 48, has served on our Board since the Merger Date. From June 2012 until the Merger Date, Mr. Fisher served on the board of directors of Grubhub Holdings. Mr. Fisher has served as Chief Executive Officer and President of Enova International, Inc. (“Enova”) (ENVA), a provider of online financial services, since January 2013, and as Chairman of Enova since November 2014. From September 2011 to March 2012, Mr. Fisher served as Chief Executive Officer of optionsXpress Holdings, Inc. (“optionsXpress”), a retail online brokerage firm, and as Senior Vice President of Charles Schwab Corporation following its acquisition of optionsXpress. From October 2007 to September 2011, Mr. Fisher served as Chief Executive Officer of optionsXpress, from March 2007 to October 2007, as its President, and, from August 2004 to March 2007, as its Chief Financial Officer. Prior to joining optionsXpress, Mr. Fisher served as the Chief Financial Officer of Potbelly Sandwich Works from 2001 through 2004, of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher currently serves on the board of directors, compensation committee and audit committee of Innerworkings, Inc., a global print management provider. He also serves on the board of directors of Roti Modern Mediterranean, the restaurant chain. Mr. Fisher previously served as a member of the board of directors of CBOE Holdings, Inc. from January 2008 through October 2011. Mr. Fisher also serves on the Board of Trustees of the Museum of Science and Industry in Chicago. Mr. Fisher holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and a J.D. from Northwestern University School of Law.

We believe Mr. Fisher is qualified to serve as a member of our Board because of his valuable managerial, accounting and financial reporting experience and the insights he brings as a chief executive officer of a public company, a former chief financial officer for a number of companies and a member of the board of directors of public companies.

David Habiger.  David Habiger, 49, has served on our Board since October 2016. Mr. Habiger currently serves as President and CEO of J.D. Power, a market research and data analytics firm. Mr. Habiger served as CEO of Textura Corporation, a software company focused on construction management, from April 2015 through its sale to Oracle in June 2016. Mr. Habiger has been a Venture Partner with Pritzker Group since January 2013. From July 2011 until its sale to Cisco Systems in August 2012, Mr. Habiger served as the CEO of NDS Group Ltd., a provider of video software and content security solutions. From 2005 until its sale to Rovi Corporation in 2011, Mr. Habiger served as President and CEO of Sonic Solutions, a digital media software company. Mr. Habiger currently serves on the boards of directors of Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management solutions, Control4 Corporation, a provider of personalized, smart home solutions, Stamps.com, a postage company, and Xperi Corporation, an intellectual property licensing company. Mr. Habiger also serves on the boards of directors of several private companies. During the past five years, Mr. Habiger served as a member of the board of directors of Enova, Immersion Corporation, RealD, Inc., DTS, Inc. and Textura Corporation. Mr. Habiger received a B.B.A. in business administration from St. Norbert College and an M.B.A. from the University of Chicago.

The Board believes Mr. Habiger’s qualifications to serve on our Board include his executive leadership experience as the chief executive officer of several companies, his service as a director on other public company boards and his experience and knowledge of the technology industry.

Linda Johnson Rice.  Linda Johnson Rice, 60, has served on our Board since October 2016. Ms. Rice is the Chairman and CEO of Johnson Publishing Company, LLC, which owns an archive of four million photographs featured in EBONY and Jet magazines, 200 works of art by African-American artists and Fashion Fair Cosmetics, a global prestige brand for women of color. She is also Chairman Emeritus and a member of the board of EBONY Media Holdings, the parent company for the EBONY and Jet brands, and, since March 2017, has served as CEO of EBONY Media Operations, which publishes EBONY and Jet magazines. Ms. Rice is a member of the board of directors, the nominating and corporate governance committee and the finance committee of Omnicom Group Inc., a global network of marketing communications companies. She also serves on the board of directors of Tesla, Inc. Ms. Rice is a Trustee at the Art Institute of Chicago, President of the Chicago Public Library board of directors, a founding member of the Council of the National Museum of African American History and Culture, and a member of the board of After School Matters, Northwestern Memorial Corporation. Within the past five years, she served on the board of directors of Kimberly-Clark Corporation and the United Negro College Fund. She also has extensive leadership experience with not-for-profit organizations. Ms. Rice received a B.A. in Journalism from the University of Southern California’s Annenberg School for Communication and an M.B.A. from Northwestern University’s Kellogg School of Management.

We believe Ms. Rice is qualified to serve on our Board because of her extensive leadership experience, her extensive knowledge and acute understanding of advertising and brand management and consumer businesses developed during her tenure at Johnson Publishing and her service as a director on other public company boards.

Class III Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Lloyd Frink.  Lloyd Frink, 53, has served on our Board since December 2013. Mr. Frink is co-founder of Zillow, Inc., an online real estate marketplace, which, upon Zillow’s merger with Trulia, Inc. in February 2015, became a wholly-owned subsidiary of Zillow Group, Inc. Mr. Frink has served as Zillow, Inc.’s Vice Chairman since March 2011, President and a member of its board of directors since February 2005, in each case until Zillow’s merger with Trulia, and now serves in these capacities for Zillow Group, Inc. Mr. Frink previously served as Zillow, Inc.’s Vice President from December 2004 to February 2005, as its Treasurer from December 2009 to March 2011, and as its Chief Strategy Officer from September 2010 to March 2011. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. Mr. Frink holds an A.B. in Economics from Stanford University.

We believe Mr. Frink is qualified to serve on our Board because of his extensive background and experience with Internet-based companies, including experience in marketing products to consumers through the Internet.

Girish Lakshman. Girish Lakshman, 54, has served on our Board since March 2015. Mr. Lakshman has served as President, Fulfillment – Supply Chaining and Sourcing of Sears Holdings Corporation, a leading integrated retailer, since September 2015. From July 1999 until August 2014, Mr. Lakshman worked in various capacities as part of the e-logistics strategy team at Amazon.com, Inc., the online retailer. Most recently, from May 2006 until August 2014, he was Amazon’s Vice President, Worldwide Transportation Strategy and Technology where he managed multi-disciplinary functions in transportation, including interfacing with global supply chain and fulfillment centers. Prior to Amazon, Mr. Lakshman managed the enterprise resource-planning group for the wire products division at Leggett and Platt. Mr. Lakshman has also worked in India in the electrochemical and automobile industries. Mr. Lakshman serves as a member of the board of directors of Ecom Express Private Limited, an end-to-end logistics solutions provider to the Indian e-commerce industry. Mr. Lakshman is on the advisory board of the Master of Supply Chain Transportation and Logistics program at University of Washington. Mr. Lakshman holds a B.S. in Mechanical Engineering from Osmania University, India.

We believe Mr. Lakshman is qualified to serve on our Board because of his background and extensive experience with e-commerce and logistics.

Keith Richman.  Keith Richman, 45, has served on our Board since February 2016. He has served as the President of DEFY Media, a creator, distributor and owner of millennial-focused digital content, since October 2013. At DEFY Media, Mr. Richman oversees content development, product, technology and marketing. From 2005 until October 2013, Mr. Richman served as the co-founder and CEO of Break Media, a digital media company, until the company merged with Alloy Digital. Prior to Break Media, he was the co-founder and vice president of OnePage, which was acquired by Sybase in 2002, and co-founder and director of business development for Billpoint Inc., which was acquired by eBay in 1999. Previously, he was a Business Development Manager at Excite and Classifieds2000, as well as Director of Corporate Planning at the Walt Disney Company, where he focused on consumer products, cable and emerging media. Mr. Richman also serves on the board of directors of Vostok New Ventures, an investment company. Within the past five years, Mr. Richman served on the board of directors of RDA Holding Co., the publishing company. Mr. Richman received a B.A. in International Relations and M.A. in International Policy from Stanford University.

We believe Mr. Richman is qualified to serve on our Board because of his extensive experience as an entrepreneur and executive in digital media, including significant experience in digital advertising, mobile and emerging technologies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chairman of the Board. The Board has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board conducts an annual review to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has affirmatively determined that, with the exception of our CEO, Matthew Maloney, each of the current directors and director nominees does not, and each other director that served during 2017 did not, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” (as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards). Our Board has also determined that each member of the Audit Committee is independent for purposes of serving on our Audit Committee, as determined in accordance with applicable NYSE listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our Board has determined that each member of the Compensation Committee is independent for purposes of serving on our Compensation Committee, as determined in accordance with applicable NYSE listing standards and Rule 10C promulgated under the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them, if any, described in the section entitled “Certain Relationships and Related Person Transactions.”

Meetings of the Board and the Committees of the Board

Our Board met five times during the last fiscal year. The Audit Committee met eight times, the Compensation Committee met five times and the Nominating and Corporate Governance Committee met one time. During 2017, each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, in each case during the periods that he or she served.

We do not currently have a policy requiring directors to attend our annual meetings. Seven of our nine then-current directors attended our 2017 Annual Meeting of Stockholders.

Executive Sessions of the Board

Our non-management directors regularly hold executive sessions of the Board without management present. Brian McAndrews, the independent Chairman of the Board, presides at the executive sessions of the independent directors.

Board and Committee Self-Evaluations

Each of the Board and its committees conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. These evaluations consider the performance of the Board or the committee, as the case may be, as a unit. The Nominating and Corporate Governance Committee oversees this evaluation process. Each committee reports the results of its self-evaluation to the Nominating and Corporate Governance Committee or the Board, as appropriate.

Committees of the Board

Our Board currently has three standing committees. The current composition and responsibilities of each of the committees is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of our Board committees operates under a written charter adopted by the Board. The committee charters are available on the Investor Relations section of our website at http://investors.grubhub.com/investors/governance/overview. A printed copy of each charter is available upon request.

Director(1)	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Fisher	✓
Lloyd Frink(2)	✓
David Habiger	✓
Linda Johnson Rice	✓
Katrina Lake	✓
Girish Lakshman	✓
Keith Richman(3)	✓
Brian McAndrews	✓

= Chairman

= Member

= Audit Committee Financial Expert

(1)	Benjamin Spero served as a member of our Board and the Compensation Committee until his resignation, effective March 1, 2017.
(2)	Mr. Frink served on the Nominating and Corporate Governance Committee from October 17, 2016 until March 1, 2017.
(3)	Mr. Richman served on the Compensation Committee from February 12, 2016 until March 1, 2017, at which time he was appointed to the Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee is currently composed of Messrs. Fisher, Habiger and Lakshman and Ms. Lake, with Mr. Fisher serving as Chairman. The composition of our Audit Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Rule 10A-3 promulgated under the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of NYSE listing standards. In addition, our Board has determined that each of Mr. Fisher and Mr. Habiger is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Exchange Act.

Our Audit Committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of the independent registered public accounting firm;
•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management;
•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

pre-approves (or, as permitted, approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NYSE.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2017. The Audit Committee has discussed with Crowe Horwath LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Crowe Horwath LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Crowe Horwath LLP with that firm. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Respectfully submitted by the Members of the Audit Committee:

David Fisher, Chairman

David Habiger

Katrina Lake

Girish Lakshman

Compensation Committee

Our Compensation Committee is currently composed of Messrs. Fisher, Frink and Habiger, with Mr. Frink serving as Chairman. The composition of our Compensation Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations, including Exchange Act Rule 10C-1. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Exchange Act Rule 16b-3, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of the Compensation Committee is to discharge the responsibilities of our Board relating to the compensation of our executive officers.

Our Compensation Committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;
•	administers our stock and equity incentive plans;
•	reviews and approves and makes recommendations to our Board regarding incentive, equity-based and other compensatory plans; and
•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Our Compensation Committee may delegate its authority to one or more subcommittees, consisting of one or more of its members, when the Compensation Committee deems it appropriate to do so to carry out its responsibilities.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, Messrs. Fisher, Frink (Chairman), Habiger, Richman and Spero served on our Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2017, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any related party transaction required to be disclosed under Item 404(a) of Regulation S-K. During fiscal year 2017, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. McAndrews and Richman and Ms. Johnson Rice, with Mr. McAndrews serving as Chairman. The composition of our Nominating and Corporate Governance Committee meets the applicable requirements for independence under NYSE listing standards and SEC rules and regulations.

Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to the Board regarding, nominees for election to our Board of Directors and its committees;
•	evaluates the performance of the Board and of individual directors;
•	considers and makes recommendations to the Board regarding the composition of the Board and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to the Board regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of the NYSE.

Procedure for Nominating Directors

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to our Board (including candidates to fill any vacancies that may occur) and assessing candidate qualifications in light of the policies and principles in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter. The Nominating and Corporate Governance Committee has not adopted a written policy regarding stockholder nominations for directors. In accordance with our amended and restated bylaws, however, the Nominating and Corporate Governance Committee will consider stockholder nominations for directors (see the section entitled “Stockholder Proposals” below). We did not receive any stockholder nominations or recommendations for any director in connection with the Annual Meeting. The Nominating and Corporate Governance Committee will recommend prospective director candidates for the Board’s consideration, including those nominated by stockholders, and review the prospective candidates’ qualifications with the Board. The Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy that may occur. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence, factors relating to the composition of the Board (including its size and structure), principles of diversity and the needs of the Board. The Nominating and Corporate Governance Committee evaluates each director’s performance based on the same factors it uses to determine new director qualifications.

The Board continues to evaluate the composition of the Board and the qualifications and expertise of its directors and has, at times, retained a third-party search firm to assist the committee in identifying director candidates. In 2015 and 2016, the Nominating and Corporate Governance Committee nominated, and the Board appointed, five new directors – Girish Lakshman, Katrina Lake, Keith Richman, David Habiger and Linda Johnson Rice. These nominations and appointments reflect the Nominating and Corporate Governance Committee’s and the Board’s commitment to bringing in highly qualified directors with expertise relevant to the Company, including experience in e-commerce, logistics, data analytics and emerging technologies, and with a diversity of perspectives and backgrounds.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and charters of the committees of the Board, form the framework for our corporate governance. Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website at http://investors.grubhub.com. As required by law and in accordance with the requirements of Item 5.05 of Current Report on Form 8-K, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics as well as any waivers of its requirements.

Prohibition against Hedging and Pledging Transactions

Pursuant to our insider trading policies, short sales of the Company’s securities are prohibited. This prohibition also applies to any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. In addition, pursuant to our insider trading policies, pledging of our securities as collateral for a loan (or modifying an existing pledge) is not permitted without the prior approval of the Audit Committee.

Board’s Role in Risk Oversight

The Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities, but expects to continue to monitor and assess whether such a committee would be appropriate. Management is responsible for assessing risk and for day-to-day risk management activities. Our Board executes its oversight for risk assessment and risk management both by acting directly and through its committees. More specifically, the Audit Committee assists the Board in its oversight of risk management and the process established to identify, measure, monitor, and manage risks, in particular but among others, major financial risks and compliance with legal and regulatory requirements. The Compensation Committee assesses risks arising from our compensation policies and practices. Our Board receives regular reports from management, as well as from the Audit Committee and Compensation Committee, regarding relevant risks and the actions taken by management to address them.

DIRECTOR COMPENSATION

The following table details certain information with respect to the compensation of each of our non-employee directors for the fiscal year ended December 31, 2017.

Director Compensation Table for the Year Ended December 31, 2017

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Option Awards (2)(3) ($)	Total Compensation ($)
David Fisher	71,000	75,015	74,994	221,009
Lloyd Frink	65,500	75,015	74,994	215,509
David Habiger(4)	61,000	—	—	61,000
Linda Johnson Rice(4)	48,000	—	—	48,000
Katrina Lake	55,000	75,015	74,994	205,009
Girish Lakshman	55,000	75,015	74,994	205,009
Brian McAndrews	87,000	75,015	74,994	237,009
Keith Richman	48,083	75,015	74,994	198,092
Benjamin Spero(5)	8,500	—	—	8,500
(1)

Excludes Matthew Maloney, who is an executive officer of the Company and did not receive additional compensation for his service as a director for the fiscal year ended December 31, 2017. Mr. Maloney’s compensation is reflected in the 2017 Summary Compensation Table in the section entitled “Executive Compensation” of this Proxy Statement.

(2)

The amounts reported in this column represents the aggregate grant date fair value of restricted stock units (sometimes referred to in this Proxy Statement as “RSUs” or “stock awards”) and stock option awards (sometimes referred to in this Proxy Statement as “option awards”, “stock options” or “options”) granted during the fiscal year ended December 31, 2017 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

(3)	The following table shows certain information regarding outstanding equity awards, including stock options and RSUs, as of December 31, 2017 for each of our non-employee directors:

	As of December 31, 2017
Name	Number of Securities Underlying Unexercised Options Outstanding	Number of Shares or Units of Stock that have not Vested
David Fisher	55,127	695
Lloyd Frink	44,528	695
David Habiger	17,228	—
Linda Johnson Rice	12,921	—
Katrina Lake	25,035	695
Girish Lakshman	26,639	695
Brian McAndrews	102,694	695
Keith Richman	25,708	695
(4)

David Habiger and Linda Johnson Rice were each appointed to our Board on October 17, 2016. In accordance with our director compensation policy in effect on such date, our Board granted each of Mr. Habiger and Ms. Johnson Rice an initial stock option award upon his or her appointment to our Board and will receive an annual equity grant at the first Board meeting following the first anniversary of his or her appointment to our Board.

(5)	Benjamin Spero resigned from our Board and its committees on March 1, 2017. Mr. Spero’s 2017 compensation represents the amount he earned through March 1, 2017.

Director Compensation Arrangements

Our current director compensation policy (the “Director Compensation Policy”) provides our non-employee directors with cash and equity compensation for their services on our Board, as described below.

The Compensation Committee engages Compensia, Inc. (“Compensia”), its compensation consultant, to periodically review the competiveness of the Director Compensation Policy, both in terms of program design and compensation levels. For additional information regarding Compensia, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision Process – Role of the Compensation Consultant.”

On March 1, 2017, based on Compensia’s recommendation, our Board determined that, to further align the interests of our non-employee directors with our stockholders, 50% of the value of the Annual Director Grant would be in the form of stock options (based on the Black-Scholes option pricing model) and 50% would be in the form of RSUs. See “Equity Compensation” below.

Cash Compensation

Under our Director Compensation Policy, our non-employee directors (which include all of our directors other than Mr. Maloney) receive the following cash compensation for Board and Board committee service, as applicable. The cash compensation is paid quarterly in arrears.

•	$45,000 per year for service as a Board member (the “Annual Cash Retainer”);
•	$30,000 per year for service as chair of our Board of Directors;
•	$20,000 per year for service as the chair of the Audit Committee or Compensation Committee;
•	$12,000 per year for service as chair of the Nominating and Corporate Governance Committee;
•	$10,000 per year for service as a member of the Audit Committee (other than as chair);
•	$6,000 per year for service as a member of the Compensation Committee (other than as chair); and
•	$3,000 per year for service as a member of the Nominating and Corporate Governance Committee (other than as chair).

Equity Compensation

Under our Director Compensation Policy, our non-employee directors each receive an annual equity award of $150,000 in value (the “Annual Director Grant”), consisting of 50% stock options, based on the Black-Scholes option pricing model, and 50% RSUs, with a newly appointed non-employee director receiving his or her first Annual Director Grant at the first Board meeting following the first anniversary of such individual’s appointment to our Board. In addition, a newly appointed non-employee director receives an initial stock option award of $300,000 in value, based on the Black-Scholes option pricing model. Prior to March 1, 2017, the Annual Director Grant was 100% in the form of stock options.

Our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service. They are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation, as described in further detail below under “Certain Relationships and Related Person Transactions.”

Stock Ownership Guidelines – Non-Employee Directors

In June 2016, our Board adopted stock ownership guidelines applicable to our non-employee directors based on its belief that stock ownership would further align their interests with the long-term interests of our stockholders. The minimum stock ownership requirement for non-employee directors is the lesser of (i) shares of our common stock equal to 5x the Annual Cash Retainer and (ii) 10,000 shares of our common stock. Non-employee directors are required to achieve this level of stock ownership by June 30, 2021 or, for those non-employee directors appointed or elected after June 30, 2016, five years from his or her respective date of appointment or election. See the section entitled “Executive Compensation – Compensation-Related Policies – Stock Ownership Guidelines and Compensation Recovery Policy” for additional information regarding our Stock Ownership Guidelines and how they apply to our CEO and other executive officers.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and recommends that stockholders vote for ratification of such selection. Although we are not required by law to obtain such ratification from our stockholders, we have determined that it is desirable to do so. If our stockholders do not ratify the selection of Crowe Horwath LLP, the Audit Committee may reconsider its selection. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

Crowe Horwath LLP has audited our consolidated financial statements since September 2013. Prior to the Merger, Crowe Horwath LLP served as the auditor for Grubhub Holdings. We expect that representatives of Crowe Horwath LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services

The following table represents the aggregate fees billed to us for the years ended December 31, 2017 and 2016 by Crowe Horwath LLP, our independent registered public accounting firm:

	Year Ended December 31,
	2017	2016
	(in thousands)
Audit Fees(1)	$673	$544
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
Total Fees	$673	$544
(1)

Audit Fees consist of fees and expenses for professional services provided in conjunction with the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including fees related to recent acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accounting firm’s independence. In the fiscal years ended December 31, 2017 and 2016, the Audit Committee pre-approved all fees described above.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions, including those by a bank or broker if you hold your shares in “street name,” will have no effect on the outcome of the vote. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on this Proposal No. 2, even if the broker does not receive voting instructions from you.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the section entitled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Grubhub Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on our Board or the Compensation Committee. The vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. Our Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

Vote Required

The affirmative vote of a “majority” of votes cast by holders of shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve, by advisory vote, the compensation of our named executive officers. “Broker non-votes” and abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below is a list and biographical information for each of our current executive officers (other than Matthew Maloney, who also serves as a member of our Board and whose biographical information is set forth above under the section entitled “Information Regarding Director Nominees and Current Directors”).

Name	Age	Position
Matthew Maloney	42	Chief Executive Officer
Adam DeWitt	45	President, Chief Financial Officer and Treasurer
Stanley Chia	36	Chief Operating Officer
Margo Drucker	53	Senior Vice President, General Counsel and Secretary
Maria Belousova	42	Chief Technology Officer

Adam DeWitt.  Mr. DeWitt has served as our Chief Financial Officer and Treasurer since the Merger Date and as our President since January 2018. From November 2011 until the Merger Date, he served as Chief Financial Officer and Treasurer of Grubhub Holdings. From March 2007 to October 2011, he served as Chief Financial Officer of optionsXpress, and from March 2005 to March 2007, as Vice President of Finance, where he managed financial reporting, budgeting, investor relations and corporate development. Mr. DeWitt holds a B.A. in Economics from Dartmouth College.

Stanley Chia. Mr. Chia has served as our Chief Operating Officer since March 2017. From March 2015 until February 2017, Mr. Chia served as our Senior Vice President, Operations. Before joining the Company, Mr. Chia worked at Amazon.com, the online retailer, as General Manager, Amazon Retail Toys and Games from April 2014 to April 2015 and Senior Leader, Worldwide Amazon Customer Excellence Systems from April 2013 to April 2014. From March 2010 until March 2013, he held various positions at Cisco Systems, Inc., the technology company, including Senior Manager, Customer Value Chain, Six Sigma and Ease of Doing Business Leader from March 2012 to March 2013, Six Sigma Leader – Customer Value Teams, Global Planning & Fulfillment, Software Licensing from March 2011 to March 2012 and Six Sigma Leader, Corporate Quality and Customer Value Teams from March 2010 to March 2011. Mr. Chia also served in the Singapore Armed Forces as an Armored Infantry Platoon Commander. Mr. Chia holds a B.S. in Industrial and Systems Engineering from Georgia Institute of Technology and an MBA from Emory University, Goizueta Business School.

Margo Drucker.  Ms. Drucker has served as our Senior Vice President, General Counsel and Secretary since the Merger Date. From June 2012 until the Merger Date, Ms. Drucker served as Vice President, General Counsel and Secretary of Seamless. From November 2005 to June 2012, she served as Senior Vice President and Senior Deputy General Counsel at Martha Stewart Living Omnimedia, Inc., and prior to that, held positions as an attorney at The New York Times Company and Simon & Schuster, Inc. Ms. Drucker holds a B.A. in History and Economics from Brown University and a J.D. from New York University School of Law.

Maria Belousova.  Ms. Belousova has served as our Chief Technology Officer since March 2016. Our Board appointed Ms. Belousova as an executive officer, effective January 1, 2017. Prior to her appointment as CTO, Ms. Belousova served as our SVP of Technology from September 2015 to March 2016 and our VP of Engineering from February 2014 to September 2015. From October 2012 until February 2014, she was the VP, Technology at Bluefly, the online retailer. From May 2009 to September 2012, Ms. Belousova was the founder and CEO of Davai.com, a cloud-based social media management and data mining platform. Prior to founding Davai.com, she spent six years as a lead software development engineer at Microsoft. Ms. Belousova has a B.S. from Middle Tennessee State University.

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal, subject to the terms and conditions of any employment agreement by which the executive officer and the Company may be bound (as further described, for each of our named executive officers, in the section entitled “Executive Compensation – Employment Agreements” below). There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2018 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement.

Respectfully submitted by the Members of the Compensation Committee:

Lloyd Frink, Chairman

David Fisher

David Habiger

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers (“NEOs”), who consist of our principal executive officer, principal financial officer and the three next most highly compensated executive officers as of December 31, 2017.

For 2017, our NEOs were:

Name	Position
Matthew Maloney	Chief Executive Officer and President(1)
Adam DeWitt	Chief Financial Officer and Treasurer(2)
Stanley Chia	Chief Operating Officer(3)
Maria Belousova	Chief Technology Officer
Barbara Martin Coppola	Chief Marketing Officer(4)
(1)	Mr. Maloney has served as our Chief Executive Officer since the Merger Date and served as our President from August 2015 to January 2018.
(2)	Mr. DeWitt has served as our Chief Financial Officer and Treasurer since the Merger Date and as our President since January 2018.
(3)	Mr. Chia was appointed to the position of Chief Operating Officer on March 1, 2017. From March 2015 until February 2017, Mr. Chia served as Senior Vice President, Operations.
(4)	Ms. Coppola resigned from the position of Chief Marketing Officer, effective February 9, 2018.

Executive Summary

We are one of the nation’s largest portfolios of online and mobile takeout food ordering and delivery services. Connecting diners to more than 80,000 restaurants in more than 1,600 U.S. cities and London, our platforms and services strive to make takeout better through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Our portfolio of brands includes Grubhub, Seamless, Eat24, AllMenus and MenuPages.

2017 Business Highlights

In 2017, we delivered another year of strong financial performance. This was driven by our platforms and services helping restaurants succeed and connecting diners with the food they love from their favorite local restaurants. Highlights of our company performance in 2017 include:

•	revenue of $683.1 million, representing a 38% year-over-year increase;
•	net income of $99.0 million or $1.12 per diluted share, a 100% year-over-year increase;
•	non-GAAP Adjusted EBITDA(1) of $184.0 million, a 27% year-over-year increase;

•	Active Diners(2) of 14.5 million, a 77% increase from 8.2 million Active Diners(2) in 2016;
•	Daily Average Grubs(2) of 334,000, a 22% year-over-year increase from 274,800 Daily Average Grubs(2) in 2016;
•	Gross Food Sales(2) of $3.8 billion, a 26% year-over-year increase from $3.0 billion processed in 2016;
•	expansion of our delivery business to over 80 markets nationally;
•

the acquisitions of the businesses of Eat24, LLC (“Eat24”) and A&D Network Solutions, Inc. and Dashed, Inc. (collectively, “Foodler”) and certain markets of OrderUp, Inc. (“OrderUp”), providers of online and mobile food-ordering services; and

•	the announcement of exclusive long-term partnerships with Yelp Inc. and Groupon, Inc. to power online takeout ordering for visitors to their platforms.

(1)

For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to net income, see “Non-GAAP Financial Measure-Adjusted EBITDA” within Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (pages 34-35).

(2)

For a description of the Company’s key business metrics, including Active Diners, Daily Average Grubs and Gross Food Sales, see “Key Business Metrics” within Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (page 29).

Key 2017 Executive Compensation Decisions

The Compensation Committee made the following compensation-related decisions for our NEOs for 2017, consisting of base salary adjustments and the payment of performance-based cash awards (pursuant to the 2017 Management Incentive Bonus Program).

				Long-Term Equity Incentive Compensation
Name	Base Salary ($)	Base Salary Adjustments from 2016	Performance-Based Cash Awards (as a Percentage of Target Bonus Opportunity) (1)	2017 Grants of Stock Options (2) (#)	2017 Grants of RSUs (2) (#)
Matthew Maloney	651,000	5.0%	100%	198,724	78,534
Adam DeWitt	416,000	4.0%	100%	115,922	45,812
Stanley Chia	314,000	10.2%	100%	66,241	26,178
Maria Belousova	289,000	5.1%	100%	56,305	22,251
Barbara Martin Coppola	352,000	2.0%	100%	49,681	19,634

(1)

In February 2018, the Compensation Committee approved performance-based cash awards under the 2017 Management Incentive Bonus Program in an amount of 100% of each NEO’s target annual cash bonus opportunity based on the level of achievement of pre-established corporate metrics and its assessment of each NEO’s individual performance. For additional information, see “Compensation Components and 2017 Compensation Decisions — Non-Equity Incentive Plan Compensation — 2017 Management Incentive Bonus Program” below.

(2)

The Compensation Committee granted stock options and RSUs to each executive officer on February 9, 2017. For additional information, see “Compensation Components and 2017 Compensation Decisions – Long-Term Incentive Compensation” below.

CEO Reported Pay vs. Realizable Pay

There can be a significant difference between the reported Summary Compensation Table compensation for an NEO in a given year as required by the rules of the SEC (what we refer to as “reported pay”) and the amount that an NEO has received in the form of base salary and bonus for the year and the amount that he or she may receive in the future from outstanding equity awards (valued using the Company’s stock price at the end of the year) (what we refer to as “realizable pay”). This difference results from the fact that we are required to include in the Summary Compensation Table the grant date fair value of equity and equity-based awards in the year in which they were granted even though the awards may relate to the NEO’s prior year’s performance, and the ability of an NEO to realize value from such awards is contingent, at least in part, upon the sustained increase in the price of our common stock. Realizable compensation is not a substitute for reported compensation in evaluating our executive compensation program. However, we believe understanding realizable compensation is important as it reflects how the Compensation Committee emphasizes pay-for-performance in our executive compensation program and how long-term equity compensation aligns the interests of our NEOs with those of our stockholders. In particular, the compensation that our NEOs actually receive, or are expected to receive, is dependent upon the performance of our common stock and therefore may be higher or lower than the amount we are required to report in the Summary Compensation Table.

The following graph reflects the “reported” and “realizable” compensation for our CEO for 2017 and 2016. In 2017, our CEO’s realizable pay exceeded his reported pay as a result of the increase in the Company’s stock price between the grant date of his 2017 long-term incentive RSU and stock option awards and December 31, 2017. In 2016, our CEO’s reported pay equaled his realizable pay. This is because, as the result of the Compensation Committee’s decision to grant equity in the first quarter of the year following the applicable performance year rather than in the fourth quarter of the performance year (as it did in 2015), no equity awards were granted to our executive officers in 2016. For additional information, see “Long-Term Incentive Compensation” below.

(1)    “Reported Pay” includes, for the relevant year: (i) base salary, (ii) actual non-equity incentive plan compensation, (iii) grant date fair value of equity awards and (iv) other actual compensation, each as reported in the 2017 Summary Compensation Table.

(2)    “Realizable Pay” includes, for the relevant year: (i) base salary, (ii) actual non-equity incentive plan compensation, (iii) the “in the money” value of long-term equity incentive compensation (stock options and RSUs) granted in 2017 as of December 31, 2017 and (iv) other actual compensation.

Advancing our Compensation Practices through Effective Corporate Governance

We maintain sound corporate governance practices and policies that our Board believes help advance our compensation goals and protect the interests of our stockholders, including:

	What We Do		What We Do Not Do
✓	Maintain a Completely Independent Compensation Committee. We maintain a Compensation Committee comprised solely of independent directors who establish our compensation practices.	Χ

No Defined Benefit Retirement Programs. We do not offer pension arrangements, defined benefit retirement plans, or non-qualified deferred compensation plans to our executive officers, which include our NEOs.

✓	Use a Pay-for-Performance Model. Our executive compensation program focuses on the achievement of corporate results, individual performance and our stock price performance.	Χ	No Perquisites or Other Personal Benefits. Unless they serve a sound business purpose, we do not generally provide perquisites or other personal benefits to our NEOs.
✓	Separate the Chairman and CEO Roles. Our Chairman of the Board is an independent director and not an employee.	Χ	No Excise Tax “Gross-Ups” or Payments. We do not provide any excise tax “gross-up” or tax reimbursement payment in connection with any change in control payments or benefits.
✓

Retain an Independent Compensation Consultant.  Our Compensation Committee has engaged a compensation consultant, Compensia, as its advisor to provide analysis, advice and guidance on executive compensation independent of management. Compensia provides no other services to the Company.

Χ

No Stock Option Exchanges or Repricing Without Stockholder Approval.  Our commitment to stockholder alignment is reflected in the terms of our 2015 Long-Term Incentive Plan, which does not permit stock option exchanges or the repricing of outstanding stock options without stockholder approval.

✓

Use Variable Pay and Long-Term Incentive Awards as a Substantial Portion of Total Compensation.  Variable-based compensation, including cash and equity incentives (composed of RSU and stock option awards), is an important part of the compensation of our NEOs.

Χ

No Guaranteed Salary Increases or Incentive Bonuses.  None of our NEOs is guaranteed a salary increase. Salary increases are evaluated annually. Performance-based bonuses for our NEOs are based on the actual achievement of corporate metrics and individual performance goals that are set by the Compensation Committee at the beginning of each fiscal year.

✓

Stock Ownership Guidelines.  Our Board has adopted stock ownership guidelines applicable to our CEO, our other executive officers and our non-employee directors. Our executive officers and non-employee directors are all in compliance with our stock ownership guidelines and have achieved or are progressing toward achieving their required stock ownership levels.

Χ

No Hedging or Short Sales; No Pledging without Prior Approval.  All of our employees and our non-employee directors are prohibited from engaging in short sales or transactions involving derivative securities, including hedging transactions. All of our employees and our non-employee directors are prohibited from pledging their equity as collateral for loans without the prior approval of the Audit Committee.

✓	Employ our Executive Officers “at will.”	Χ	No “Single Trigger” Change of Control Severance Benefits. We do not provide “single trigger” change of control severance payments or benefits to our NEOs.
✓	All change of control severance payments or benefits are subject to a “double trigger” arrangement.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a compensation program that attracts and retains talented executives, including our NEOs, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract, retain and motivate talented executives to support our growth and strategic objectives by providing compensation that is competitive with the market;
•	ensure that most of each executive’s total compensation is “at-risk” and varies based on the achievement of pre-established Company objectives and the assessment of individual performance; and
•	align the interests of our executives with both short-term and long-term stockholder interests.

As our needs evolve and as circumstances require, we intend to reevaluate our executive compensation philosophy, principal objectives and programs.

Compensation Practices and Risk

The Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives; reasonable in light of the executive compensation programs of companies with whom we compete for talent; and responsible in that it encourages our executive officers to work for meaningful stockholder returns. The Compensation Committee believes our executive compensation program is not likely to create risks that would have a material adverse effect on the Company. See the section entitled “Board’s Role in Risk Oversight” above for an additional discussion of risk considerations.

Compensation Decision Process

Role of the Compensation Committee

The Compensation Committee, consisting entirely of independent directors, is primarily responsible for executive compensation decisions, including reviewing, evaluating and approving the compensation arrangements, plans, policies and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Each year, the Compensation Committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The Compensation Committee also conducts an annual review of executive officer compensation arrangements, typically beginning in the fourth quarter of the performance year and into the first quarter of the following year. In making these determinations, the Compensation Committee is supported by its compensation consultant and management, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

Role of the Compensation Consultant

The Compensation Committee has the authority to select and retain the services of its own compensation consultant and annually reviews the performance of the selected consultant. As part of the review process, the Compensation Committee assesses the independence and the existence of conflicts of interest of the consultant in accordance with applicable NYSE and SEC rules. In 2017, the Compensation Committee again engaged the services of Compensia, a national compensation consulting firm. Compensia reports directly to the Compensation Committee. During 2017, Compensia did not provide any other services to us and worked with our management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee has evaluated the independence of Compensia and whether any conflicts of interest with management exist in accordance with applicable NYSE and SEC rules and has concluded that Compensia is independent and that no such conflicts of interest exist.

At the Compensation Committee’s request, Compensia occasionally attends Compensation Committee meetings. Compensia also communicates with the Chairman of the Compensation Committee (outside of committee meetings) regarding matters related to the Compensation Committee’s responsibilities. In 2017, the Compensation Committee generally sought input from Compensia on, among other things, reviewing and developing a comparative framework of peer companies, conducting a competitive assessment of our executive compensation arrangements with, and the equity holdings of, our Chief Executive Officer and other members of the senior leadership team, and conducting a competitive assessment of our Director Compensation Policy. Compensia also provided general observations about our compensation programs and about management recommendations regarding the amount and form of compensation for our executive officers.

Role of the Chief Executive Officer

The Compensation Committee works closely with members of our executive team, including our Chief Executive Officer, to manage and develop our executive compensation program. At the Compensation Committee’s request, our Chief Executive Officer provides input regarding the performance and appropriate compensation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. Our Chief Executive Officer and our Chief Financial Officer are also involved in making recommendations to the Compensation Committee on establishing new hire compensation packages. From time to time, our Chief Executive Officer, Chief Financial Officer and General Counsel attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. None of our NEOs is present during voting or deliberations by the Compensation Committee regarding his or her own compensation.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices. To review the compensation of our executive officers, including our NEOs, the Compensation Committee, with the assistance of Compensia, considers an analysis based on a combination of data drawn from a select group of peer companies and compensation survey data. The peer group was developed with the assistance of Compensia and currently consists of U.S.-based, stand-alone, publicly traded companies in the internet software and services, internet retail and systems software industries with a market capitalization of approximately .25-4x our market capitalization and revenues of approximately .5-2.5x our revenues that, in the Compensation Committee’s view, compete with us for executive talent.

In November 2016, the Compensation Committee, with the assistance of Compensia, re-assessed our peer group to determine if it was still comparable in terms of our key selection criteria. For 2017, the Compensation Committee decided to revise the peer group to remove four companies that had been acquired (Constant Contact, Inc., Demandware Inc., HomeAway, Inc. and NetSuite Inc.) and one company (Bankrate Inc.) that was below the market capitalization range and to add five companies (HubStop, Inc., Match Group, Inc., RealPage, Inc., Shutterfly, Inc. and Stamps.com). The following peer group was approved in 2016 by the Compensation Committee for use in connection with its 2017 compensation determinations and recommendations.

CoStar Group Inc.	Match Group, Inc.	Tableau Software Inc.
Groupon, Inc.	Pandora Media, Inc.	TripAdvisor, Inc.
HubSpot, Inc.	RealPage, Inc.	TrueCar, Inc.
j2 Global, Inc.	Shutterfly, Inc.	WebMD Health Corp.
LendingClub Corp.	Shutterstock	Yelp Inc.
LogMeIn, Inc.	Stamps.com	Zillow Group, Inc.

The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and practices. The Compensation Committee, however, does not set compensation components to meet specific benchmarks as compared to peer companies, such as targeting base salaries at a specific market percentile. The Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers or our relative size and performance. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, Compensia.

Role of Stockholders

We provide our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote, every year. In evaluating our 2017 executive compensation program, the Compensation Committee considered the results of the say-on-pay vote held at our 2017 Annual Meeting of Stockholders, which was approved by approximately 99.8% of the votes cast. As a result, the Compensation Committee did not make any significant changes to our executive compensation program for 2017. The Compensation Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

Compensation Components and 2017 Compensation Decisions

The three primary components of our executive compensation program are: (1) base salary, (2) non-equity incentive compensation and (3) long-term incentive compensation in the form of stock options and RSUs, as described in more detail below. Historically, including for 2017, the compensation decisions for our executive officers have been highly individualized and based on a variety of factors. In particular, we have emphasized the use of equity awards to incentivize our executive officers to focus on our growth and create long-term stockholder value. To date, the Compensation Committee has not adopted any formal or informal policies for allocating compensation between long-term and short-term compensation or between cash and equity compensation.

In addition, the Compensation Committee believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an additional incentive to act to maximize long-term stockholder value instead of short-term gain. In this regard, the Compensation Committee maintains stock ownership guidelines for our executive officers, which are described in more detail below.

Base Salary

Base salaries provide our NEOs with a competitive level of fixed compensation and, in conjunction with long-term and non-equity incentive compensation opportunities, are a significant motivating factor in attracting and retaining our executive officers. Base salary rewards individual performance, level of experience and expected future performance and contributions to our overall performance.

Each NEO’s initial base salary was established as a result of arm’s-length negotiation with the individual at the time of hiring, taking into account subjective judgments as to the executive officer’s qualifications, experience, job responsibilities, prior salary and internal pay equity comparisons.

The Compensation Committee oversees the review of the base salaries of our NEOs, on an annual basis, taking into account the recommendations of our CEO (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an NEO’s responsibilities, experience and performance, the competitive market as reflected in data from our peer group and our overall performance. Adjustments to base salaries generally become effective in the first quarter of the year following completion of our annual performance review process. Adjustments to base salaries may also occur at other times in the year as a result of a promotion or a significant change in responsibilities.

In February 2017, the Compensation Committee conducted an annual review of the base salaries of our NEOs, taking into consideration competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), and the other factors described above, and determined to adjust the base salary of our executive officers and each of our NEOs. The Compensation Committee also reviewed each NEO’s target total direct compensation, taking into consideration each compensation component and the relative weight of “fixed” versus “variable” pay. The following table sets forth the base salary for our NEOs in 2017 and the percentage change from 2016. These base salary adjustments became effective February 1, 2017.

Named Executive Officer	2016 Base Salary	2017 Base Salary	% Change
Matthew Maloney	$620,000	$651,000	5.0%
Adam DeWitt	$400,000	$416,000	4.0%
Stanley Chia(1)	$285,000	$314,000	10.2%
Maria Belousova	$275,000	$289,000	5.1%
Barbara Martin Coppola	$345,000	$352,000	2.0%

(1)	In increasing Mr. Chia’s base salary for 2017, the Compensation Committee also took into consideration his increased job responsibilities.

In February 2018, the Compensation Committee conducted an annual review of the base salaries of our NEOs and, considering the factors described above, adjusted the base salary of each of our executive officers. These base salary adjustments became effective January 1, 2018. The following table sets forth the 2018 base salaries for our NEOs and the percentage change from 2017.

Named Executive Officer	2018 Base Salary	% Change from 2017
Matthew Maloney	$685,000	5.2%
Adam DeWitt	$450,000	8.2%
Stanley Chia	$314,000	0.0%
Maria Belousova(1)	$336,000	16.3%

(1)	In increasing Ms. Belousova’s base salary for 2018, the Compensation Committee also took into consideration her increased job responsibilities.

Non-Equity Incentive Plan Compensation

We provide short-term incentive compensation opportunities through the use of an annual, performance-based cash incentive bonus program. This program is designed to motivate our executive officers to achieve pre-established performance goals, which include both corporate and individual performance, and to reward them for their achievements. Payment of these bonuses depends on the actual level of achievement of corporate and individual performance goals.

2017 Management Incentive Bonus Program

The Compensation Committee approved the 2017 Management Incentive Bonus Program (the “2017 MIB Program”) in January 2017. At that time, the Compensation Committee set the target annual cash bonus opportunity for each of our NEOs as a percentage of his or her base salary as of year-end (as disclosed below) and approved corporate performance target levels for (i) Gross Food Sales, (ii) Revenue and (iii) adjusted EBITDA, with a relative weighting of 40%, 40% and 20%, respectively. Consistent with our incentive compensation philosophy, the Compensation Committee selected the corporate performance measures and established the related target levels in early 2017 with the goal of being challenging but achievable only through exemplary performance.

The table below sets forth the pre-established target levels for each corporate performance measure, our 2017 actual results and the level of performance achievement (as a percentage).

Corporate Performance Metric	Corporate Performance Targets(1)	2017 Actual Results	Level of Performance Achievement
Gross Food Sales	$4.0 billion	$3.8 billion	90%
Revenues	$678 million	$683 million	100%
Adjusted EBITDA	$183 million	$184 million	100%
			96% (weighted average)
(1)	The corporate performance target levels include the impact of the acquisitions of Eat24, Foodler and certain markets of OrderUp acquired in October, August and September of 2017, respectively.

Payouts under the 2017 MIB Program were based 80% on the achievement of the corporate performance measures and 20% on an assessment of individual performance. Each corporate performance measure could be achieved between 80% and 120% of the target level. If we achieved less than 80% of the pre-established target level for a corporate performance measure, then no payout would have been made with respect to that measure, subject to the discretion of the Compensation Committee. The corporate performance measures were achieved at a weighted average of 96% of the pre-established target levels.

The Compensation Committee determined that each of the NEOs achieved 100% of his or her individual performance objectives. The Compensation Committee’s assessment of each NEO’s performance was based, in part, on the recommendation from our CEO (except with respect to his own performance) based on his assessment of qualitative factors, including his or her specific contributions during the year, the level and degree of complexity involved in his or her contributions to us and our overall performance. Our CEO reviews each NEO’s performance and then reports his recommendation with respect to the individual performance component of the 2017 MIB Program to the Compensation Committee for consideration and approval.

Following a review of our annual performance against the corporate performance measures and each NEO’s individual performance, and weighting the achievement of the applicable corporate performance measures and individual performance goals, the Compensation Committee, in its discretion, determined that, given the significant achievements of the NEOs in 2017, especially with respect to acquisitions and partnerships, it would pay each NEO’s target annual cash bonus opportunity at 100%. The Compensation Committee made the following payments to the NEOs under the 2017 MIB Program:

Named Executive Officer	Target Annual Cash Incentive Opportunity	Target Annual Cash Incentive Opportunity (as % of Base Salary)	Actual Cash Incentive Payout	Percentage of Actual vs. Target
Matthew Maloney	$325,500	50%	$325,500	100%
Adam DeWitt	$208,000	50%	$208,000	100%
Stanley Chia	$157,000	50%	$157,000	100%
Maria Belousova	$144,500	50%	$144,500	100%
Barbara Martin Coppola	$176,000	50%	$176,000	100%

2018 Management Incentive Bonus Program

In February and March, 2018, the Compensation Committee established the terms and conditions for the 2018 Management Incentive Bonus Program (the “2018 MIB Program”) to continue to motivate our NEOs to achieve our corporate and individual performance goals. The design of the 2018 MIB Program is consistent with the 2017 MIB Program, as described above, except for the metrics. The Compensation Committee also set the target annual cash bonus opportunity (as a percentage of annual base salary) at 50% for each of our executive officers, including our NEOs (Messrs. Maloney, DeWitt and Chia and Ms. Belousova).

Long-Term Incentive Compensation

Long-term incentive compensation comprises an integral component of our executive compensation program. The Compensation Committee recognizes that our executive officers have a significant impact on our success and on the creation of long-term stockholder value. To align their interests with those of our stockholders, we use equity awards, including stock options and RSUs, to provide long-term incentive compensation opportunities to our executive officers. The Compensation Committee also uses equity awards as a means of ensuring that our overall compensation packages are attractive relative to those companies with which we compete for executive talent, including the companies in our peer group. Accordingly, the Compensation Committee believes equity awards are critical to our ability to attract, motivate and retain executive talent.

Historically, we used stock options as the primary component of our executive compensation program for all employees, including our NEOs. We believe this approach allowed us to attract and retain key talent in our industry and aligned our executive officers’ focus and contributions with our long-term interests and those of our stockholders. The Compensation Committee granted and grants stock options with an exercise price that is equal to the fair market value of our common stock on the date of grant, which is the closing market price of our common stock on the NYSE. Stock options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant.

Beginning in 2015, we introduced RSUs into our employee and executive compensation programs. This decision was based on our assessment of market conditions and competitive market data provided by Compensia, and on our belief that RSUs deliver more predictable value than stock options. RSUs provide an important tool for us to motivate and retain our executive officers. In addition, we believe that RSUs align the interests of our executive officers with the long-term interests of our stockholders, as their value is directly tied to the market price of our common stock.

Generally, stock options and RSUs vest over a four-year period, with 25% of the shares of our common stock subject to the awards vesting after one year (the “25% Initial Cliff”) and the remainder vesting thereafter over 36 months in equal monthly installments, subject to continued service to the Company. In February 2018, the Compensation Committee determined that, going forward, our equity awards would vest quarterly, rather than monthly (as had previously been our practice), following the 25% Initial Cliff. More specifically, all new equity awards granted on or after February 12, 2018 will continue to vest over a four-year period and be subject to the 25% Initial Cliff, but the remainder will vest in equal quarterly installments over the 12 consecutive quarters thereafter, on February 1, May 1, August 1 and November 1 of each year, subject to continued service to the Company. Our vesting requirements are intended to encourage our executive officers to focus on long-term stockholder value creation and to serve our long-term retention objectives.

In determining the value of each executive officer’s equity award, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), competitive market data provided by Compensia, the existing equity holdings of each executive officer (including the current economic value of his or her unvested equity awards) and the need to retain and motivate our executive officers. Generally, the Compensation Committee gives significant weight to our CEO’s recommendations, as he is the most familiar with each executive officer’s performance and contribution to the Company, but it does apply its discretion and business judgment to determine the appropriate size of each executive officer’s equity award.

Change in Equity Award Grant Timing

In late 2016, the Compensation Committee determined that equity awards should be granted in the first quarter of the year following the applicable performance year, rather than in the fourth quarter of the performance year. As a result of this change in grant timing, no equity awards were granted to our NEOs in 2016, and instead, equity awards for the 2016 performance year were granted in February 2017. The Compensation Committee adopted this timing change for all employees, including our executive officers, to give the committee more time to fully assess the prior year’s performance results. Equity awards for the 2017 performance year were granted to our NEOs in February 2018. We expect that, in the future, the Compensation Committee will continue to grant equity awards to our executive officers in the first quarter of the year following the applicable performance year.

The SEC’s executive compensation disclosure rules require reporting in the Summary Compensation Table of the grant date fair value of equity awards in the year of grant (based on when a company begins to record compensation expense for an equity award) rather than the performance year to which the awards relate and for which the Compensation Committee assessed performance. Consequently, the grant date fair values of equity awards granted in February 2017, which are described below as the “February 2017 Grants”, are included in the 2017 Summary Compensation Table below.

2017 Equity Awards

On February 9, 2017, after considering the factors described above, the Compensation Committee granted long-term incentive compensation in the form of equity awards under the 2015 Long-Term Incentive Plan to our NEOs, with the value of such awards consisting of 50% stock options and 50% RSUs, with the option for each NEO to elect to receive stock options for his or her 50% RSU allocation at a ratio of 3:1 for a bonus of approximately 19% (the “February 2017 Grants”). The size of these awards reflects the Compensation Committee’s determination of the need to provide substantial equity opportunities for retention purposes and to motivate our NEOs to achieve our strategic objectives.

Each of the February 2017 Grants will vest over a four-year period. Twenty-five percent of the shares of our common stock subject to the awards vested on February 1, 2018, with the remainder vesting monthly in equal installments for 36 months thereafter, subject to the NEO’s continued service to the Company. The stock options have an exercise price of $38.20 per share, the fair market value of our common stock on the date of grant.

The grant date fair value for each of the February 2017 Grants set forth below are included in the 2017 Summary Compensation Table.

Named Executive Officer	Grant Date	RSUs (#)	RSU Grant Date Fair Value (1) ($)	RSU Grant Intrinsic Value at December 31, 2017 (2) ($)	Stock Option Awards (#)	Exercise Price of Stock Option Awards ($/share)	Stock Option Grant Date Fair Value (1) ($)	Stock Option Intrinsic Value at December 31, 2017 (2) ($)
Matthew Maloney	2/9/2017	78,534	2,999,999	5,638,741	198,724	$38.20	2,999,997	6,677,126
Adam DeWitt	2/9/2017	45,812	1,750,018	3,289,302	115,922	$38.20	1,749,993	3,894,979
Stanley Chia	2/9/2017	26,178	1,000,000	1,879,580	66,241	$38.20	999,994	2,225,698
Maria Belousova	2/9/2017	22,251	849,988	1,597,622	56,305	$38.20	849,997	1,891,848
Barbara Martin Coppola	2/9/2017	19,634	750,019	1,409,721	49,681	$38.20	749,999	1,669,282

(1)

The amounts reported in these columns have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC. Regardless of such RSUs’ or stock option awards’ grant date fair value, the actual value that may be recognized by the NEO will depend on the market price of our common stock on the date when such RSUs vest and such stock options vest and are exercised.

(2)

“Intrinsic value” reflects the unrealized value of the February 2017 Grants as of December 31, 2017. For RSUs, this amount equals the number of RSUs multiplied by $71.80 per share, the closing market price of our common stock on December 29, 2017, the last trading day of the fiscal year. For stock options, this amount equals the difference between the closing market price of our common stock on

December 29, 2017 and $38.20 per share, the exercise price of the stock option. The actual value that has been or will be recognized by the NEO depends on the market price of our common stock on the date on which such RSUs vest and the underlying shares are sold and such stock options vest and are exercised.

2018 Equity Awards

On February 12, 2018, after considering the factors described above, the Compensation Committee granted to our NEOs long-term incentive compensation in the form of equity awards under the 2015 Long-Term Incentive Plan, with the value of such awards consisting of 50% stock options and 50% RSUs, with the option for each NEO to elect to receive stock options for his or her 50% RSU allocation at a ratio of 3:1 for a bonus of approximately 15% (the “February 2018 Grants”). The size of these awards reflects the Compensation Committee’s determination of the need to provide substantial equity opportunities for retention purposes and to motivate our NEOs to achieve our strategic objectives.

Each of the February 2018 Grants will vest over a four-year period, with 25% of the shares of our common stock subject to the awards vesting on February 1, 2019 and the remainder vesting quarterly in equal installments for the 12 quarters thereafter on May 1, August 1, November 1 and February 1 of each year, subject to the NEO’s continued service to the Company. The stock options have an exercise price of $86.70 per share, which was the fair market value of our common stock on the date of grant.

The grant date fair value of the February 2018 Grants set forth below will be included in the “2018 Summary Compensation Table” to be included in our 2019 definitive proxy statement.

Named Executive Officer	RSUs Granted (#)	RSU Grant Date Fair Value (1) ($)	Stock Options Granted (#)	Stock Option Grant Date Fair Value (1) ($)
Matthew Maloney	48,104	4,170,617	125,556	4,173,946
Adam DeWitt	27,488	2,383,210	71,746	2,385,103
Stanley Chia	17,180	1,489,506	44,841	1,490,681
Maria Belousova	13,744	1,191,605	35,873	1,192,551
(1)

The amounts reported in these columns have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC. Regardless of such RSUs’ or stock option awards’ grant date fair value, the actual value that may be recognized by the NEO will depend on the market price of our common stock on the date when such RSUs vest and such stock options vest and are exercised.

Other Compensation

Executive Benefits

We provide benefits to our NEOs on the same basis as these benefits are provided to our other eligible employees, including health, dental, vision, life and disability insurance benefits. Our NEOs, like our other employees, may also participate in a defined contribution plan that is qualified under Section 401(a) of the Internal Revenue Code. In 2017, we matched 100% of the first 3% of employees’ contributions and 50% of the next 2% of employees’ contributions that were made, up to a maximum of $10,800 for “highly compensated employees” (as defined by the Internal Revenue Service).

Perquisites and Other Personal Benefits

We do not provide perquisites to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2017, none of the NEOs received perquisites or other personal benefits of $10,000 or more, in the aggregate. For additional information on perquisites and other benefits, see the “2017 Summary Compensation Table” below.

Compensation-Related Policies

Policy regarding Hedging and Pledging of Securities

Pursuant to our insider trading policies, our non-employee directors and our employees, including our executive officers, are prohibited from engaging in short sales of our securities. This prohibition also applies to buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities. Pledging of our securities as collateral for a loan (or modifying an existing pledge) is not permitted without the prior approval of the Audit Committee.

Stock Ownership Guidelines

In June 2016, our Board adopted stock ownership guidelines, which require our Chief Executive Officer, our other executive officers and non-employee members of our Board (collectively, the “Covered Persons”) to own shares of our common stock to further align their interests with those of our stockholders. The guidelines require that Covered Persons achieve the following level of stock ownership:

Level	Minimum Required Level of Stock Ownership
CEO	The lesser of 5x annual base salary or 125,000 shares
Other Executive Officers	The lesser of 1x annual base salary or 20,000 shares
Non-Employee Director	The lesser of 5x annual cash retainer or 10,000 shares

For purposes of these calculations, the following shares of our common stock count toward satisfaction of the guidelines: (i) shares held outright by the Covered Person or his or her immediate family members, (ii) shares held indirectly by trusts, family partnerships and other types of entities formed for the benefit of the Covered Person or his or her immediate family members, (iii) the value of vested stock options (based on the Black-Scholes option pricing model) and (iv) shares held by investment funds, trusts, retirement funds, partnerships, corporations and other types of entities over which the Covered Person has the ability to influence or direct investment decisions.

Covered Persons are required to achieve the relevant ownership threshold on or before the later of June 30, 2021 or, if a Covered Person is elected, appointed or promoted after June 30, 2016, five years from his or her respective date of election, appointment or promotion.

The Company assesses compliance with these stock ownership guidelines on an annual basis. Our executive officers and non-employee directors are all in compliance with our stock ownership guidelines and have achieved or are progressing toward achieving their required stock ownership.

Compensation Recovery Policy

We do not presently have a compensation recovery policy for our NEOs, but we will comply with the requirements of the Dodd-Frank Act and adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public corporations a federal income tax deduction for remuneration in excess of $1 million paid for any fiscal year to their chief executive officer and certain other executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) and is payable pursuant to a binding written agreement in effect on November 2, 2017.

The exemption from Section 162(m)’s deduction limit for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible, unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. In addition, for taxable years beginning after December 31, 2017, the group of executive officers subject to the deduction limit has been expanded, and the limit now applies to a public corporation’s chief executive officer, chief financial officer and up to three other executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers.

In approving the amount and form of compensation for our NEOs, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). From time to time, the Compensation Committee may approve compensation for our named executive officers that does not comply with an exemption from the deduction limit, if it believes that such compensation is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any current executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2017, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) to account for the expense of our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a NEO is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. Our Board appointed Ms. Belousova as an executive officer effective January 1, 2017.

Name and Principal Position	Year	Base Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Matthew Maloney	2017	651,000	—	2,999,999	2,999,997	325,500	10,800	6,987,296
Chief Executive Officer and Director	2016	620,000	—	—	—	312,480	10,600	943,080
	2015	600,000	—	—	7,392,916	273,600	10,600	8,277,116
Adam DeWitt	2017	416,000	—	1,750,018	1,749,993	208,000	10,800	4,134,811
President and Chief Financial Officer	2016	400,000	—	—	—	201,600	10,600	612,200
	2015	375,000	—	3,566,112	514,153	171,000	10,600	4,636,865
Stanley Chia	2017	314,000	—	1,000,000	999,994	157,000	10,800	2,481,794
Chief Operating Officer	2016	285,000	50,000	—	—	93,640	10,600	439,240
	2015	208,160	50,000	1,915,260	496,933	44,823	72,938	2,788,114
Maria Belousova	2017	289,000	—	849,988	849,997	144,500	10,800	2,144,285
Chief Technology Officer
Barbara Martin Coppola	2017	352,000	—	750,019	749,999	176,000	10,800	2,038,818
Chief Marketing Officer	2016	345,000	—	—	—	173,880	1,150	520,030
	2015	228,097	—	1,854,299	1,836,659	114,822	29,481	4,063,358

(1)	Pursuant to his Offer Letter, Mr. Chia was guaranteed a minimum bonus of $50,000 under our 2015 and 2016 Management Incentive Bonus Programs.
(2)

The amounts shown in these columns represent the aggregate grant date fair value of RSUs and stock option awards granted during the fiscal year. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC. Regardless of such RSUs’ or option awards’ fair value on the grant date, the actual value that may be recognized by the NEO will depend on the market value of our common stock on the date when such RSUs vest and such stock options vest and are exercised. See “Long-Term Incentive Compensation” above for a description of the equity awards, in the form of stock options and RSUs, granted to each of our NEOs on December 31, 2015 and February 9, 2017. As indicated above, no stock or option awards were granted to our NEOs in 2016.

(3)

The amounts shown in this column represent payments made for 2017 under the 2017 MIB Program according to the 2017 performance criteria set by the Compensation Committee and used to determine whether and to what extent the NEOs would receive payments under the 2017 MIB Program. These amounts were paid in February 2018. See “Non-Equity Incentive Plan Compensation — 2017 Management Incentive Bonus Program” above for a description of our 2017 MIB Program.

(4)	The amounts reported in this column consist of the Company matching contributions made pursuant to our 401(k) plan for each NEO in 2017.

2017 Grants of Plan-Based Awards Table

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Long-Term Equity Incentive Compensation
Named Executive Officer	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Stock Awards (#)	Option Awards (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Matthew Maloney	—	325,500	390,600	2/9/2017		198,724	38.20	2,999,997
				2/9/2017	78,534			2,999,999
Adam DeWitt	—	208,000	249,600	2/9/2017		115,922	38.20	1,749,993
				2/9/2017	45,812			1,750,018
Stanley Chia	—	157,000	188,400	2/9/2017		66,241	38.20	999,994
				2/9/2017	26,178			1,000,000
Maria Belousova	—	144,500	173,400	2/9/2017		56,305	38.20	849,997
				2/9/2017	22,251			849,988
Barbara Martin Coppola	—	176,000	211,200	2/9/2017		49,681	38.20	749,999
				2/9/2017	19,634			750,019

(1)

These amounts, which were determined by the Compensation Committee in January 2017, represent the target and maximum for each NEO under our 2017 MIB Program. There was no threshold amount under this plan. The actual payments under our 2017 MIB Program are included in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table above. For more information, see “Compensation Discussion and Analysis – Compensation Components and 2017 Compensation Decisions – Non-Equity Incentive Plan Compensation – 2017 Management Incentive Bonus Program” above.

(2)

The amount shown in this column represents the aggregate grant date fair value of RSUs and stock option awards granted during the fiscal year. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 9, Stock-Based Compensation, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows certain information regarding outstanding equity awards, including stock options and RSUs, as of December 31, 2017 for each of our NEOs:

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable(1)		Number of Securities Underlying Unexercised Options that are not Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Share or Units of Stock that have not Vested(2) ($)
Matthew Maloney	—		198,724	(a)	38.20	2/9/2027
Matthew Maloney							78,534	(a)	5,638,741
Matthew Maloney	294,207		319,792	(b)	24.20	12/31/2025
Matthew Maloney	159,375		65,625	(c)	13.70	1/28/2024
Matthew Maloney	36,178	(3)	—		8.39	3/12/2023
Matthew Maloney	50,599	(4)	—		8.39	1/28/2023
Matthew Maloney	32,090	(5)	—		6.18	11/16/2022
Matthew Maloney	32,090	(6)	—		5.05	7/26/2022
Matthew Maloney	6,408	(7)	—		1.99	4/23/2022
Adam DeWitt	—		115,922	(a)	38.20	2/9/2027
Adam DeWitt							45,812	(a)	3,289,302
Adam DeWitt							76,751	(b)	5,510,722
Adam DeWitt	21,437		7,963	(d)	37.21	1/7/2025
Adam DeWitt	16,834		29,166	(c)	13.70	1/28/2024
Adam DeWitt	7,914	(3)	—		8.39	3/12/2023
Adam DeWitt	8,167	(5)	—		6.18	11/16/2022
Stanley Chia	—		66,241	(a)	38.20	2/9/2027
Stanley Chia							26,178	(a)	1,879,580
Stanley Chia							30,381	(b)	2,181,356
Stanley Chia	4,671		18,685	(e)	39.70	5/12/2025
Maria Belousova	—		56,305	(a)	38.20	2/9/2027
Maria Belousova							22,251	(a)	1,597,622
Maria Belousova							21,427	(b)	1,538,459
Maria Belousova	—		31,658	(b)	24.20	12/31/2025
Maria Belousova	10,624		4,376	(c)	34.43	1/30/2025
Maria Belousova	—		2,083	(f)	13.70	1/28/2024
Barbara Martin Coppola	—		49,681	(a)	38.20	2/9/2027
Barbara Martin Coppola							19,634	(a)	1,409,721
Barbara Martin Coppola							18,229	(b)	1,308,842
Barbara Martin Coppola	—		36,457	(b)	24.20	12/31/2025
Barbara Martin Coppola	2,335		37,370	(e)	39.70	5/12/2025
(1)

For awards granted prior to the Merger, the amounts shown above have been converted to reflect the post-Merger amounts and the post-Merger exercise prices of stock option awards that were assumed by the Company. In addition, the awards that were granted prior to the Company’s IPO reflect the impact of the Company’s 2:1 reverse stock split that occurred immediately prior to the Company’s IPO in April 2014.

(2)	Assumes a closing price per share of $71.80 on December 29, 2017, the last trading day of the fiscal year.
(3)

Represents options granted in replacement of stock options awards granted to Messrs. Maloney and DeWitt in March 2013 (prior to the Merger) by Grubhub Holdings, pursuant to Grubhub Holdings’ quarterly grant program. The remaining stock option awards to Messrs. Maloney and DeWitt that are listed above (other than those granted after the Merger Date and described in footnote (4) below) were granted in replacement for options granted in 2011 or 2012 (prior to the Merger) by Grubhub Holdings. Pursuant to the stock option award agreement, this option vested and became exercisable on January 1, 2017.

(4)

Represents stock options granted to Mr. Maloney in replacement of the IPO incentive award granted in January 2013 (prior to the Merger) by Grubhub Holdings. Mr. Maloney’s IPO incentive award was determined to be appropriate by Grubhub Holdings’ board of directors considering Mr. Maloney’s skills and the importance of a successful public offering of Grubhub Holdings, as well as the value a successful offering would bring to Grubhub Holdings. Pursuant to the stock option award agreement, this option vested and became exercisable upon the consummation of the IPO.
(5)	Pursuant to the stock option award agreement, this option vested and became exercisable on October 1, 2016.
(6)	Pursuant to the stock option award agreement, this option vested and became exercisable on July 1, 2016.
(7)	Pursuant to the stock option award agreement, this option vested and became exercisable on April 1, 2016.

Vesting Terms of Underlying Unexercised Stock Options that were not Exercisable and Unvested RSUs as of December 31, 2017

(a)

1/4th of the shares underlying the option or RSUs vested on February 1, 2018; thereafter 1/48 of the shares underlying the option or RSUs vested or will vest on the 1st calendar day of each month for 36 consecutive months beginning on March 1, 2018.

(b)

1/4th of the shares underlying the option or RSUs vested on January 1, 2017; thereafter 1/48 of the shares underlying the option or RSUs vested or will vest on the 1st calendar day of each month for 36 consecutive months beginning on February 1, 2017.

(c)

1/4th of the shares underlying the option vested on February 1, 2016; thereafter 1/48 of the shares underlying the option vested or will vest on the 1st calendar day of each month for 36 consecutive months beginning on March 1, 2016.

(d)

1/4th of the shares underlying the option vested on January 1, 2016; thereafter 1/48 of the shares underlying the option vested or will vest on the 1st calendar day of each month for 36 consecutive months beginning on February 1, 2016.

(e)	1/24th of the shares underlying the option vested or will vest on the 1st calendar day of each month for 24 consecutive months beginning on May 1, 2017.
(f)

1/4th of the shares underlying the option vested on February 1, 2015; thereafter 1/48 of the shares underlying the option vested on the 1st calendar day of each month for 36 consecutive months beginning on March 1, 2015. This option vested and became exercisable on February 1, 2018.

2017 Option Exercises and Stock Vested Table

The following table presents, for each of the NEOs, the number of shares of our common stock acquired upon the exercise of stock options and the vesting of stock awards during 2017, as well as the aggregate value realized upon the exercise of stock options and the vesting of stock awards.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Matthew Maloney	—	—	—	—
Adam DeWitt	104,811	4,312,274	70,609	2,995,020
Stanley Chia	4,671	67,576	30,064	1,263,862
Maria Belousova	46,836	1,291,234	19,711	836,081
Barbara Martin Coppola	49,888	974,301	20,998	867,967
(1)

The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares on the date of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)

The value realized on vesting of RSUs is the fair market value of our common stock on the date of vesting. Fair market value is determined by the closing price as reported by the NYSE on the date of vesting.

Employment Agreements

Each of our named executive officers is party to an employment agreement or offer letter, pursuant to which he or she is employed “at-will,” subject to the termination provisions of their respective agreements. Each employment agreement provides for the payment of an annual base salary (subject to annual review at our discretion), and participation in the cash incentive compensation plan and other customary benefit programs. For an estimate of the potential payments and benefits provided to our named executive officers upon termination of employment, see “Post-Employment Compensation Arrangements” and “Potential Payments upon Termination or Change of Control” below.

Matthew Maloney and Adam DeWitt

Mr. Maloney entered into an Employment Agreement with Grubhub Holdings in contemplation of the Merger, dated May 19, 2013 (the “Maloney Employment Agreement”), pursuant to which he serves as our Chief Executive Officer. The Maloney Employment Agreement provides for the payment of an annual base salary, which is subject to annual review by the Compensation Committee, and customary employee benefits. Further, the Maloney Employment Agreement provides that Mr. Maloney is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives and to receive equity awards as determined by the Compensation Committee in its sole discretion.

Mr. DeWitt entered into an employment agreement with Grubhub Holdings in contemplation of the Merger, dated May 19, 2013 (the “DeWitt Employment Agreement”), pursuant to which he serves as our Chief Financial Officer. The DeWitt Employment Agreement provides for the payment of an annual base salary and customary employee benefits. Further, the DeWitt Employment Agreement provides that Mr. DeWitt is eligible to participate in any cash incentive compensation plan to the same extent as our other senior executives.

Mr. DeWitt was granted two stock options on December 7, 2011. One was subject to time-based vesting (the “Initial Option”) and the other was scheduled to vest upon the consummation of an initial public offering (the “IPO Option”). Both of these stock options were amended by the terms of the DeWitt Employment Agreement, which provided that in exchange for his waiver of the acceleration provisions of the Initial Option, which otherwise entitled him to acceleration upon the Merger, he would be entitled to vest in the IPO Option on the earlier of February 8, 2014 or the consummation of an initial public offering (which such IPO Option vested on February 8, 2014); and the Initial Option would continue to vest for 48 months, having begun vesting on December 7, 2011. In connection with the Merger, the Company assumed Mr. Maloney’s and Mr. DeWitt’s option awards that were outstanding prior to the Merger, including the Initial Option and the IPO Option, and replaced them with stock options under the 2013 Omnibus Incentive Plan.

Stanley Chia and Barbara Martin Coppola

Mr. Chia and Ms. Coppola joined us in March 2015. Mr. Chia has served as our Chief Operating Officer since March 1, 2017. From March 2015 through February 2017, Mr. Chia served as our Senior Vice President, Operations. His responsibilities include operations infrastructure, business development, data operations, advanced analytics, general management of the local markets and all aspects of our revenue, including corporate, restaurant and enterprise sales. Ms. Coppola served as our Chief Marketing Officer until February 9, 2018. She oversaw our marketing department, focusing on brand affinity and user adoption.

Each of Mr. Chia and Ms. Coppola entered into an offer letter (collectively, the “Offer Letters”) with us on February 22, 2015 and February 27, 2015, respectively. Pursuant to the Offer Letters, Ms. Coppola was entitled, and Mr. Chia is entitled, to participate in our MIB program with an annual target bonus opportunity of 50% of base salary, which was prorated for 2015, subject to the attainment of applicable performance goals. Mr. Chia was entitled to receive a minimum bonus of $50,000 in each of 2015 and 2016. Ms. Coppola and Mr. Chia were each provided relocation assistance of up to $100,000 for reasonable costs to move closer to our headquarters in Chicago.

Pursuant to the Offer Letters, Mr. Chia and Ms. Coppola received “new hire” equity grants under the 2013 Omnibus Incentive Plan. On May 12, 2015, the Compensation Committee granted Mr. Chia and Ms. Coppola equity awards with an aggregate value of $1 million and $2 million, respectively, 50% in RSUs and 50% in stock options. The purpose of these awards was largely to attract these executives to leave their then-current employment and join us, as well as to align their interests with those of our stockholders. The RSUs vested as to 50% of the shares of our common stock subject to the awards on April 1, 2016 and vested monthly thereafter in equal amounts for 12 months. The stock options vest and became or become exercisable in 24 equal installments on the first day of the month beginning May 1, 2017, subject to his or her continued service to the Company. The stock options have an exercise price of $39.70 per share, the fair market value of our common stock on the date of grant.

Named Executive Officer	Number of Stock Option Awards	Number of RSUs
Stanley Chia	28,027	12,687
Barbara Martin Coppola	56,054	25,374

Maria Belousova

Ms. Belousova joined us in February 2014. Prior to her appointment as our Chief Technology Officer in March 2016, Ms. Belousova served as our SVP of Technology from September 2015 to March 2016 and our VP of Engineering from February 2014 to September 2015. Ms. Belousova oversees our technology department and the design, development and maintenance of our online and mobile food-ordering platform. Ms. Belousova entered into an offer letter with us on January 30, 2014 (the “Belousova Offer Letter”), which provides for the payment of base salary and customary employee benefits. In addition, Ms. Belousova is eligible to participate in our MIB program, subject to the attainment of applicable performance goals. Pursuant to the Belousova Offer Letter, Ms. Belousova received a “new hire” equity grant under the 2013 Omnibus Incentive Plan.

Post-Employment Compensation Arrangements

Matthew Maloney and Adam DeWitt

Pursuant to the Maloney Employment Agreement and the DeWitt Employment Agreement, if Messrs. Maloney’s or DeWitt’s employment is terminated by us without “cause” or by him for “good reason” (as such terms are defined in the respective employment agreement), he will be entitled to receive:

•	12 months of his then-current base salary, payable in equal installments over 12 months;
•	reimbursement of the portion of “COBRA” that we would have paid for health insurance if he were still employed for up to 12 months for him and any of his eligible dependents; and
•

a period of three months to exercise outstanding and vested stock options held by him as of the date of termination; provided that, in no event will he be entitled to exercise such stock options following the expiration of the original term of the option.

If either Messrs. Maloney’s or DeWitt’s employment is terminated by us without “cause” or by him for “good reason” within the period beginning 45 days prior to and ending 12 months after the occurrence of a Change in Control (as defined in their employment agreements), then such NEO will be entitled to receive the above-referenced severance payments and benefits. In addition, in such an event, all of their then-outstanding stock options and other stock-based awards (including any outstanding stock options granted in replacement of any stock options that were outstanding prior to the Merger) will immediately vest and become exercisable. Furthermore, Messrs. Maloney and DeWitt will be entitled to receive a pro rata target incentive compensation award, if applicable, for the year of termination.

Any severance payments are conditioned upon the NEO entering into a release of claims in favor of the Company as well as compliance with non-competition and non-solicitation restrictions. More specifically, Messrs. Maloney and DeWitt’s non-competition and non-solicitation obligations are binding both during their employment as well as for a period of one year thereafter for Mr. DeWitt and two years thereafter for Mr. Maloney, except that the post-termination period will be shortened to one year in respect of non-competition restrictions in the event of a termination of employment without “cause” or resignation for “good reason.” Further, Mr. Maloney’s and Mr. DeWitt’s employment agreements contain a modified Section 280G “cut-back” provision pursuant to which any payments constituting “parachute payments” under Section 280G of the Code will be reduced to the extent such reduction results in a greater payment to the respective NEO than if no such reduction had been made.

Barbara Martin Coppola

On December 12, 2017, Barbara Martin Coppola entered into a letter agreement (the “Coppola Letter Agreement”) with the Company. Pursuant to the Coppola Letter Agreement, Ms. Coppola resigned from her position as Chief Marketing Officer of the Company, and all positions with any affiliates, subsidiaries or other related entities of the Company, effective February 9, 2018 (the “Separation Date”).

In addition, from January 1, 2018 until the Separation Date, Ms. Coppola worked a reduced schedule for the Company, and in consideration for her execution of a release of all claims in favor of the Company, she is entitled to receive:

•

payment of her 2017 bonus in the amount of $176,000 in accordance with the terms of the 2017 MIB Program, which represents 50% of her annual base salary, paid out at 100% of her target for personal and corporate goals;

•	continuation of her annual salary of $352,000 through June 30, 2018, provided that such payments will cease in the event she commences other full-time employment during such period; and
•	outplacement benefits with Kensington (collectively, the “Separation Benefits”).

The Separation Benefits were conditioned upon Ms. Coppola’s execution and non-revocation of an amendment to the Coppola Letter Agreement which provides, among other things, for the release of all claims in favor of the Company as of the Separation Date (the “Coppola Amendment”). In addition, Ms. Coppola has agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions. Ms. Coppola executed the Coppola Amendment on February 11, 2018.

February 2018 Grant, February 2017 Grant and December 2015 Grant Award Agreements

Each of the award agreements covering the February 2018 Grants, February 2017 Grants and the December 2015 Grants contains a “double trigger” change of control provision, pursuant to which, if an NEO’s employment is terminated by us without “cause” (as defined in the 2015 Long-Term Incentive Plan) or by the NEO for “good reason” (as defined in the 2015 Long-Term Incentive Plan) within the period beginning 45 days prior to and ending 12 months after the occurrence of a Change of Control (as defined in the 2015 Long-Term Incentive Plan), then:

•	any then-unvested RSUs granted under the February 2018 Grants, February 2017 Grants and the December 2015 Grants will vest in full; and
•	any then-unvested stock options granted under February 2018 Grants, February 2017 Grants and the December 2015 Grants will vest in full and remain exercisable for a period of at least three months.

Potential Payments Upon Termination or Change of Control

The following table sets forth the estimated potential payments and benefits that would be received by our named executive officers upon termination of their employment (i) by us without “cause” or due to their resignation for “good reason,” or (ii) by us without “cause” or due to their resignation for “good reason,” in each case, in connection with a Change of Control; the table below assumes that the relevant event occurred on December 31, 2017. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when the market price of our common stock price was different, or if any other assumption used to estimate the potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. No payments would be made to our named executive officers upon termination of their employment for “cause” or due to their death or disability or in connection with a Change of Control in the absence of any other triggering events. See “Post-Employment Compensation Arrangements” above for a more detailed description of potential payments and benefits to our named executive officers upon a termination of employment and/or a Change of Control.

Named Executive Officer	Termination Scenario	Severance(1) ($)	Health & Welfare Benefits ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Matthew Maloney	Without Cause/Resignation for Good Reason(4)	651,000	19,638	—	—	—	670,638
	Change of Control Followed by Termination Without Cause or Resignation for Good Reason(5)	651,000	19,638	5,638,741	25,712,038	325,500	32,346,917
Adam DeWitt	Without Cause/Resignation for Good Reason(4)	416,000	19,638	—	—	—	435,638
	Change of Control Followed by Termination Without Cause or Resignation for Good Reason(5)	416,000	19,638	8,800,024	5,864,964	208,000	15,308,626
Stanley Chia	Change of Control Followed by Termination Without Cause or Resignation for Good Reason(5)	—	—	4,060,936	2,225,698	—	6,286,634
Maria Belousova	Change of Control Followed by Termination Without Cause or Resignation for Good Reason(5)	—	—	1,597,622	1,891,848	—	3,489,470
Barbara Martin Coppola(6)	Change of Control Followed by Termination Without Cause or Resignation for Good Reason(5)	—	—	2,718,563	3,404,635	—	6,123,198

(1)	Each NEO’s base salary in effect on December 31, 2017 was used for purposes of calculating his or her severance payments.
(2)

The value of accelerated vesting of unvested RSUs is based upon the closing market price of our common stock on December 29, 2017 (the last trading day of the fiscal year), which was $71.80 per share, multiplied by the number of unvested RSUs.

(3)

The value of accelerated vesting of unvested stock options is based on the difference between the closing market price of our common stock on December 29, 2017, which was $71.80 per share, and the exercise price per option, multiplied by the number of unvested stock options.

(4)

Represents severance benefits payable to Messrs. Maloney and DeWitt following a termination of employment by us without “cause” or by the NEO for “good reason,” as applicable and in accordance with his respective employment agreement. See “Post-Employment Compensation Arrangements” above for additional information.

(5)

Represents change in control severance benefits based on a double-trigger arrangement, which assumes a change in control of the Company followed by the termination of employment by us of an NEO without “cause” or by the NEO for “good reason” as of December 31, 2017. See “Post-Employment Compensation Arrangements” above for a description of (i) Messrs. Maloney’s and DeWitt’s change of control severance benefits and (ii) the “double trigger” change of control provision set forth in each NEO’s equity award agreements for the February 2017 and December 2015 Grants.

(6)

Ms. Coppola resigned from her position as our Chief Marketing Officer, effective February 9, 2018. See “Post-Employment Compensation Arrangements” above for a description of Ms. Coppola’s severance benefits.

CEO Pay Ratio

Under SEC rules, we are required to disclose the median of the annual total compensation of all of our employees (except our CEO), the annual total compensation of our CEO and the ratio of these two amounts. Mr. Maloney had 2017 annual total compensation of $6,987,296, as reported in the 2017 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $48,000. As a result, Mr. Maloney's 2017 annual total compensation was 146 times that of the median of the annual total compensation of all of our employees. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We also estimate that Mr. Maloney’s 2017 annual total compensation was approximately 115 times that of the $61,000 median annual total compensation for 2017 for all of our full-time employees who worked, on average, 30 or more hours per week.

To calculate the pay ratio, we identified the Company’s median employee as of December 31, 2017, and the median employee’s annual total compensation of all part-time and full-time U.S. employees, subject to the exceptions discussed below, for the year ended December 31, 2017, based on payroll records in the same manner as the "Total Compensation" shown for our CEO in the 2017 Summary Compensation Table included in this Proxy Statement. Compensation for employees that were hired during the year ended December 31, 2017 was annualized for the purposes of determining the median employee compensation. Regardless of the employee’s role in our Company or his or her location, the process for determining salaries is the same: local market competitive data is reviewed to set the employee’s base pay rate, and the employee’s individual salary is then adjusted from the base pay rate to reflect the individual’s role and responsibilities, as well as his or her experience, education, specialized training and overall performance.

The Company does not have seasonal or temporary workers, and U.K. employees were excluded from the calculation pursuant to the de minimis exemption provided under SEC rules. The Company had approximately 2,436 employees as of December 31, 2017, less than 1% of whom were non-U.S. employees (all located in the U.K.). Hourly employees who had worked less than 2 months and 200 hours as of December 31, 2017 also were excluded from the calculation because there was lack of sufficient compensation information available to determine their annualized compensation.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Equity Based Compensation Plan Information

Immediately prior to and in connection with the consummation of the Merger, the Board and our stockholders approved the 2013 Omnibus Incentive Plan. On May 20, 2015, our stockholders approved the Grubhub Inc. 2015 Long-Term Incentive Plan. Following stockholder approval of the 2015 Long-Term Incentive Plan on May 20, 2015, no further awards have been or will be granted under the 2013 Omnibus Incentive Plan. The following table sets forth information, as of December 31, 2017, concerning the 2013 Omnibus Incentive Plan and the 2015 Long-Term Incentive Plan:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (4)
Equity compensation plans approved by security holders:
2015 Long-Term Incentive Plan	3,893,786	(1)	$30.77	5,081,599
2013 Omnibus Incentive Plan	1,266,864	(2)	$19.54	—
Equity compensation plans not approved by security holders:	—		—	—
Total	5,160,650		$25.53	5,081,599

(1)	Includes 2,451,400 shares issuable upon the vesting of RSUs.

(2)	Includes 3,401 shares issuable upon the vesting of RSUs.
(3)	The weighted-average exercise price excludes RSUs, which have no exercise price.
(4)

All of these shares are available for issuance under the 2015 Long-Term Incentive Plan, which allows grants in the form of cash awards, stock options, restricted stock awards, RSUs, performance awards, other stock-based awards or combinations thereof. The maximum number of shares that may be issued under the 2015 Long-Term Incentive Plan as of December 31, 2017 was 11,845,332 shares (including 1,445,332 shares issued under the 2013 Omnibus Incentive Plan that expired or were cancelled without having been exercised), of which 5,081,599 were remaining and available for issuance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages resulting from any breach of their fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service and to advance all expenses incurred by them in investigating or defending any such action, suit, or proceeding.

We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as officers and members of the Board. We also maintain directors’ and officers’ liability insurance.

Policies and Procedures for Related Party Transactions

Related Party Transaction Policy

The Board has adopted a written Related Party Transaction Policy (the “Policy”) governing the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Related persons include the Company’s officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related party transaction” means a transaction or series of transactions in which the Company was, is or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which a related party has a direct or indirect material interest. Examples include sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished, the borrowing and lending of funds, as well as guarantees of loans or other undertakings; and the employment by the Company of an immediate family member of a related party, or a material change in the terms or conditions of the employment of such an individual.

The Audit Committee has the authority to (i) determine categories of related party transactions that are immaterial and are not required to be individually reported to, reviewed by, and/or approved by the Audit Committee and (ii) approve in advance categories of related party transactions that need not be individually reported to, reviewed by, and/or approved by the Audit Committee, but instead may be reported to and reviewed by the Audit Committee collectively on a periodic basis.

According to the Policy, the following transactions do not constitute related party transactions due to their nature, size and/or degree of significance to the Company and therefore do not require approval:

•	reimbursement of business expenses incurred by directors or officers in the performance of their duties and approved for reimbursement by the Company;
•	compensation for non-employee directors approved by the Board;
•	compensation arrangements approved by the Compensation Committee, and employee benefits regularly provided under plans and programs general available to employees;
•

a transaction where the rates or charges involved are determined by competitive bids, or which involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or regulation or by governmental authority;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and
•

transactions entered into the ordinary course of business between the Company and a corporate client for Company corporate services that involve a related party either due to his or her (i) employment with the corporate client, (ii) control over such corporate client or (iii) material ownership or financial interest in such corporate client; provided that such transaction(s) are entered into at arms’ length.

Audit Committee Review and Approval

The Audit Committee has the primary responsibility for reviewing and approving “related party transactions.” The Audit Committee may delegate its authority to review and approve specified related party transactions or categories of related party transactions (other than a transaction involving a member of the Audit Committee) to one or more members of the Audit Committee where the Audit Committee determines that such action is warranted. The Audit Committee may also delegate its authority to review and approve specified related party transactions or categories of related party transactions to our CEO and CFO, acting collectively (other than transactions involving any such delegated officer or a director). Any determinations made by such Audit Committee member or members or by officers pursuant to such delegated authority shall be promptly reported to the full Audit Committee, which may ratify or reverse such determination, as it deems appropriate.

In connection with the approval or ratification of a related party transaction, the Audit Committee shall consider all relevant facts and circumstances relating to whether the transaction is in our best interests, including consideration of the following factors:

•	the position within or relationship of the related party to us;
•	the materiality of the transaction to the related party and to us, including the dollar value of the transaction, without regard to profit or loss;
•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to us for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available with an unrelated party, or is on terms that we offer generally to persons who are not related parties;
•	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business;
•	the effect of the transaction on our business and operations, including on our internal control over financial reporting and system of disclosure controls or procedures; and
•	any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Audit Committee has the obligation to notify our Board in writing on a quarterly basis of any and all related party transactions approved by the Audit Committee.

Other Transactions

Other than as described above under this section entitled “Certain Relationships and Related Person Transactions,” since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of the Record Date, April 2, 2018, for: (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock; (ii) each of the executive officers named in our Summary Compensation Table; (iii) each of our current directors and director nominees; and (iv) all current executive officers, directors and director nominees, as a group. Unless otherwise indicated below, the address of each of the individuals and entities listed below is c/o Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602.

Percentage ownership of our common stock is based on 87,322,592 shares of our common stock issued and outstanding as of April 2, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options and RSUs held by that person that are currently exercisable or will be exercisable/vested within 60 days of April 2, 2018 (June 1, 2018). However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned (%)

5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	11,157,204	12.78%
Baillie Gifford & Co.(2)	8,347,721	9.56%
The Vanguard Group, Inc.(3)	7,236,669	8.29%
T. Rowe Price Associates, Inc.(4)	6,298,971	7.21%
BlackRock, Inc.(5)	5,477,332	6.27%
Carmignac Gestion(6)	5,261,716	6.03%
PAR Investment Partners, L.P.(7)	4,968,300	5.69%

Named Executive Officers, Directors and Director Nominees:
Matthew Maloney(8)	885,944	1.01%
Brian McAndrews(9)	136,942	*
Lloyd Frink(10)	123,195	*
Adam DeWitt(11)	101,841	*
David Fisher(12)	56,794	*
Girish Lakshman(13)	25,388	*
Keith Richman(14)	18,026	*
Stanley Chia(15)	15,672	*
Katrina Lake(16)	14,510	*
Maria Belousova(17)	11,948	*
David Habiger(18)	6,819	*
Linda Johnson Rice(19)	1,436	*
Barbara Martin Coppola	0	*
All current executive officers, directors and director nominees, as a group (13 persons)(20)	1,409,818	1.59%
__________
* Represents less than 1% of the outstanding common stock

(1)

The information is based solely on the Schedule 13G filed by Caledonia (Private) Investments Pty Limited (“Caledonia”) with the SEC on February 14, 2018. The amount beneficially owned, as of December 31, 2017, includes 11,157,204 shares over which there is sole voting power and sole dispositive power. The principal business address of Caledonia is Level 10, 131 Macquarie Street, Sydney NSW 2000, Australia.

(2)

The information is based solely on a Schedule 13G/A filed by Baillie Gifford & Co. (“Baillie Gifford”) with the SEC on January 29, 2018. The amount beneficially owned, as of December 31, 2017, includes 7,245,681 shares and 8,347,721 shares over which Baillie Gifford has sole voting power and sole dispositive power, respectively. The principal business address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(3)

The information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2018. The amount beneficially owned, as of December 31, 2017, includes 166,655 shares, 15,487 shares, 7,060,855 shares and 175,814 shares over which Vanguard has sole voting power, shared voting power, sole dispositive power and shared dispositive power, respectively. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 160,327 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 21,815 shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2018. The amount beneficially owned, as of December 31, 2017, includes 1,107,579 shares and 6,298,971 shares over which Price Associates has sole voting power and sole dispositive power, respectively. The shares beneficially owned by Price Associates are owned by various individual and institutional investors (the “Price Funds”) for which Price Associates serves as an investment adviser. The Price Funds have the power to direct investments and/or sole power to vote such shares. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

The information is based solely on the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2018. The amount beneficially owned, as of December 31, 2017, includes 5,304,441 shares and 5,477,332 shares over which BlackRock has sole voting power and sole dispositive power, respectively. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)

The information is based solely on the Schedule 13G filed by Carmignac Gestion with the SEC on February 6, 2018. The amount beneficially owned, as of December 31, 2017, includes 5,261,716 shares over which there is sole voting power and sole dispositive power. The principal business address of Carmignac Gestion is 24 Place Vendome, Paris, France 75001.

(7)

The information is based solely on the Schedule 13G/A filed jointly by PAR Investment Partners, L.P. (“PAR Investment”), PAR Group, L.P. (“PAR Group”) and PAR Capital Management, Inc. (“PAR Capital”) with the SEC on February 14, 2018. The amount beneficially owned, as of December 31, 2017, includes 4,968,300 shares over which each of PAR Investment, PAR Group and PAR Capital has sole voting power and sole dispositive power. The sole general partner of PAR Investment is PAR Group. The sole general partner of PAR Group is PAR Capital. Each of PAR Group and PAR Capital may be deemed to be the beneficial owner of all shares held directly by PAR Investment. The principal business address of PAR Investment, PAR Group and PAR Capital is c/o PAR Capital Management, Inc., 200 Clarendon Street, 48th Floor, Boston, MA 02116.

(8)

Consists of (i) 4,302 shares of common stock, (ii) 31,272 shares held by the Holly R. Maloney Revocable Trust, (iii) 34,523 shares held by the Matthew M. Maloney Revocable Trust, (iv) 30,512 shares held by the Maloney 2016 Exempt Trust, (v) 782,063 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (vi) 3,272 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018. Holly R. Maloney, as trustee of the Holly R. Maloney Revocable Trust and the Maloney 2016 Exempt Trust, has sole voting and dispositive power over the shares held by the Holly R. Maloney Revocable Trust and the Maloney 2016 Exempt Trust. Matthew M. Maloney, as trustee of the Matthew M. Maloney Revocable Trust, has sole voting and dispositive power over the shares held by the Matthew M. Maloney Revocable Trust.

(9)

Consists of (i) 1,389 shares of common stock, (ii) 16,290 shares held by the Spiral I Irrevocable Trust, (iii) 16,291 shares held by the Spiral V Irrevocable Trust, (iv) 102,694 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (v) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018. Christopher McAndrews, as trustee of the Spiral I Irrevocable Trust and the Spiral V Irrevocable Trust (the “Spiral Trusts”), has sole voting and dispositive power over the shares held by the Spiral Trusts. The mailing address of the Spiral Trusts is c/o McCutchen Group LLC, 925 Fourth Avenue, Suite 2288, Seattle, WA 98104.

(10)

Consists of (i) 78,389 shares of common stock, (ii) 44,528 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(11)

Consists of (i) 16,456 shares of common stock, (ii) 77,336 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 8,049 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(12)

Consists of (i) 1,389 shares of common stock, (ii) 55,127 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(13)

Consists of (i) 1,389 shares of common stock, (ii) 23,721 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(14)

Consists of (i) 1,389 shares of common stock, (ii) 16,359 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(15)

Consists of (i) 1,959 shares of common stock, (ii) 10,192 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 3,521 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(16)

Consists of (i) 1,389 shares of common stock, (ii) 12,843 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 278 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(17)

Consists of (i) 833 shares of common stock, (ii) 8,474 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (iii) 2,641 shares issuable upon the vesting of RSUs within 60 days of April 2, 2018.

(18)	Consists of 6,819 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018.
(19)	Consists of 1,436 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018.
(20)

Includes (i) 1,149,987 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 2, 2018, and (ii) 21,389 shares of common stock subject to RSUs that vest within 60 days of April 2, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of copies of such reports received and written representations from our executive officers, directors and 10% stockholders, our executive officers, directors and 10% stockholders filed the required reports in a timely manner under Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2017, with the exception of one report on Form 4 reporting one transaction by each of Matthew Maloney, Stanley Chia, Margo Drucker and Maria Belousova on May 2, 2017, which were inadvertently filed one day late.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal, including nominations for election to the Board, considered for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Secretary at Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602 by no later than December 14, 2018 and otherwise comply with the requirements of the SEC for stockholder proposals.

Stockholders who intend to bring a proposal before the 2019 Annual Meeting, or to nominate persons for election as directors, in accordance with the advance notice provisions of our amended and restated bylaws, must give timely written notice to the Company’s Secretary of such proposal or nomination. To be timely, the notice must be delivered to the above address not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received not later than February 23, 2019 nor earlier than January 24, 2019 (assuming the meeting is held not more than 30 days before or more than 60 days after May 24, 2019). If the 2019 Annual Meeting is held more than 30 days before or more than 60 days after May 24, 2019, then, for notice to be timely, it must be delivered to the address above not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Each notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our amended and restated bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to such stockholders. This delivery method is referred to as “householding” and can result in extra convenience for stockholders and cost savings for companies. This year, we will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders prior to the mailing date. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at (800) 542-1061 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon written or oral request, we will promptly deliver separate proxy materials to any stockholders who receive one paper copy at a shared address.

Communications with the Board of Directors

All interested parties, including our stockholders, may contact one or more of our directors in his or her capacity as a member of the Board, or the Board as a whole, about bona fide issues or questions about Grubhub, in writing via U.S. Mail or Expedited Delivery Service to the address below:

Grubhub Inc.

5 Bryant Park

1065 Avenue of the Americas, 15th Floor

New York, New York 10018

Attn: Secretary

Our General Counsel or Legal Department will review all incoming stockholder communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chairman of the Board. Our General Counsel or Legal Department may decide in the exercise of its judgment whether a response to any stockholder communication is necessary.

Other Business

The Board knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the proxy holders will vote upon them in accordance with their best judgment.

Incorporation by Reference

The information contained above under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing except to the extent that Grubhub incorporates it by reference into such filing.

Annual Report on Form 10-K

A stockholder may obtain a copy of our 2017 Annual Report on Form 10-K, free of charge, by visiting our website at http://investors.grubhub.com. Any stockholder who would like a copy of our 2017 Annual Report on Form 10-K, including the related financial statements and the financial statement schedules, may obtain one, without charge, by submitting a written request to the attention of our Secretary, Grubhub Inc., 111 W. Washington Street, Suite 2100, Chicago, Illinois 60602. Additionally, we will provide copies of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

**GRUBHUB INC.**
**Annual Meeting of Stockholders**
**May 24, 2018 8:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholders hereby appoint(s) Adam Dewitt, Margo Drucker and Matthew Maloney, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRUBHUB INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, local time, on May 24, 2018, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

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